UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant ☐

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inTEST Corporation
(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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inTEST CORPORATION
804 East Gate Drive, Suite 200
Mt. Laurel, New Jersey 08054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 23, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of inTEST Corporation will be held virtually via live webcast on Wednesday, June 23, 2021, at 11:00 A.M. Eastern Daylight Time at www.meetingcenter.io/225500963. Due to the ongoing COVID-19 pandemic and to support the health and safety of our stockholders, employees, Board of Directors and surrounding communities, the Annual Meeting will be held virtually to consider and vote on the following matters described in the accompanying Proxy Statement:

1.

Election, as directors, of the five nominees named in the accompanying Proxy Statement, with each director to serve until the next annual meeting of stockholders and until the election and qualification of such director's successor;

2	Approval of the inTEST Corporation Employee Stock Purchase Plan;

3.	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2021;

4.	Approval, on an advisory basis, of the compensation of our named executive officers; and

5.	Such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has fixed April 27, 2021, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors, /s/ Hugh T. Regan, Jr. Hugh T. Regan, Jr. Secretary

April 30, 2021

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Proxy Statement.

inTEST CORPORATION

804 East Gate Drive, Suite 200
Mt. Laurel, New Jersey 08054

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 23, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 23, 2021: Copies of this Proxy Statement and our 2020 Annual Report to Stockholders are available at https://ir.intest.com/annual-meeting-materials.

This proxy statement and the enclosed proxy card are intended to be sent or given to stockholders of inTEST Corporation (“inTEST”, “Company”, “we”, “us” or “our”) on or about May 19, 2021, in connection with the solicitation of proxies on behalf of the Board of Directors of inTEST (the “Board”) for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually via live webcast on Wednesday, June 23, 2021, at 11:00 A.M. Eastern Daylight Time.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING OF STOCKHOLDERS

The following questions and answers present important information pertaining to the meeting:

Q:	Who can attend the Annual Meeting?
A:	All stockholders and guests are invited to attend the Annual Meeting.

Q:	How do I attend the Annual Meeting?
A:

To be admitted to the Annual Meeting as a stockholder of record, visit www.meetingcenter.io/225500963 by entering the 15-digit control number found on your proxy card or instructions that accompanied the proxy materials that were mailed to you. The password for the meeting is INTT2021.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting, unless you plan to attend as a guest. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of common stock you held as of the record date, along with your name and email address, to Computershare. Please forward the e-mail from your broker, or attach an image of your legal proxy to legalproxy@computershare.com or mail a printed copy of your legal proxy to inTEST Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. (Eastern Daylight Time) on June 18, 2021. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, visit www.meetingcenter.io/225500963 and enter your control number and the meeting password, INTT2021.

If you would like to enter the Annual Meeting as a guest in listen-only mode, click on the “I am a Guest” button after entering the Meeting Center at www.meetingcenter.io/225500963 and enter the information requested on the following screen. Please note only stockholders of record and registered beneficial owners will have the ability to ask questions or vote during the meeting.

Q:	What if I have trouble accessing the Annual Meeting?
A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call (888) 724-2416.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record as of the close of business on April 27, 2021 may vote at the Annual Meeting.

Q:	How many shares can vote?
A:

There were 10,710,331 shares issued and outstanding as of the close of business on April 27, 2021. Each stockholder entitled to vote at the meeting may cast one vote for each share owned which has voting power upon the matter in question and for the election of each director nominee, without cumulative voting.

Q:	What may I vote on?
A:	You may vote on the following matters:

● the election of the five directors who have been nominated to serve on our Board;

● the approval of the inTEST Corporation Employee Stock Purchase Plan (the “ESPP”);

● the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2021;

● the approval, on an advisory basis, of the compensation of our named executive officers; and

● any other business that may properly come before the meeting.

Q:	Will any other business be presented for action by stockholders at the Annual Meeting?
A:

Management knows of no business that will be presented at the Annual Meeting other than that which is set forth in this proxy statement. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Q:	How does the Board recommend that I vote on each of the proposals?
A:	The Board recommends a vote "FOR" each of the director nominees and “FOR” each of Proposals 2, 3 and 4.

Q:	How do I vote my shares?
A:

The answer depends on whether you own your inTEST shares directly (that is, you hold stock certificates or your shares are registered directly in your name with our transfer agent) or if your shares are held in a brokerage account or by another nominee holder.

If you own inTEST shares directly (i.e. you are the stockholder of record): your proxy is being solicited directly by us, and you can vote by mail, by telephone, via the Internet before the Annual Meeting or via the Internet during the Annual Meeting, as described below.

If you would like to vote by mail, please do the following: (1) mark the boxes indicating how you wish to vote, (2) sign and date the enclosed proxy card, and (3) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” each of the director nominees, “FOR” each of Proposals 2, 3 and 4, and, in their discretion, on any other matter that properly comes before the meeting.

If you would like to vote by telephone or via the Internet before the Annual Meeting, you can call 800-652-VOTE (8683) or visit www.investorvote.com/INTT which can also be found on your enclosed proxy card.

If you would like to vote via the Internet during the Annual Meeting, you may click on the “Cast Your Vote” link on the Meeting Center website at www.meetingcenter.io/225500963.

If you hold your inTEST shares through a broker, bank or other nominee: you will receive a voting instruction card directly from your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. If you fail to specify your voting instructions on the election of directors in Proposal 1 or on Proposals 2 and 4, your broker cannot direct the voting of your shares. Therefore, please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone or via the Internet before the Annual Meeting. Please refer to the instructions provided with your voting instruction card for information about voting by these methods.

If you hold your inTEST shares through a nominee and want to vote at the Annual Meeting, you must obtain a "legal proxy" from the nominee recordholder authorizing you to vote at the Annual Meeting. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting, unless you plan to attend as a guest. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of common stock you held as of the record date, along with your name and email address, to Computershare. Please forward the e-mail from your broker, or attach an image of your legal proxy to legalproxy@computershare.com or mail a printed copy of your legal proxy to inTEST Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. (Eastern Daylight Time) on June 18, 2021. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, visit www.meetingcenter.io/225500963 and enter your control number and the meeting password, INTT2021.

Q:	What if I want to change my vote or revoke my proxy?
A:

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the meeting by (i) notifying our corporate Secretary, Hugh T. Regan, Jr., in writing at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054 that you revoke your proxy, (ii) voting during the meeting, or (iii) submitting a new proxy card. You may contact our Transfer Agent, Computershare Investor Services, at (800) 589-9469, to get a new proxy card. We will count your vote in accordance with the last instructions we receive from you prior to the closing of the polls, whether your instructions are received by Internet, telephone, mail or during the meeting. If you hold your shares through a broker, bank or other nominee and wish to change your vote, you must follow the procedures required by your nominee.

Q:	What is a quorum?
A:

The presence at the meeting (in person or by proxy) of a majority of the shares entitled to vote at the meeting constitutes a quorum. A quorum must be present in order to convene the meeting. Both abstentions and broker non-votes (described below) are counted as present for determining the presence of quorum.

Q:	How will directors be elected?
A:	A plurality of the votes cast at the meeting is required for the election of directors. This means that the director nominee with the most votes for a particular director seat is elected to that seat.

Q:	How will the outcome of the proposal to approve the ESPP be determined?
A:	To approve the ESPP, a majority in voting power of the shares of stock which are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the proposal.

Q:	How will the outcome of the proposal to ratify the appointment of our independent registered public accounting firm be determined?
A:

To ratify the appointment of the independent registered public accounting firm, a majority in voting power of the shares of stock which are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the proposal.

Q:	What vote is required to approve, on an advisory basis, the compensation of our named executive officers?
A:

To approve the compensation of our named executive officers, a majority in voting power of the shares of stock which are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the proposal. The results of this stockholder vote are non-binding.

Q:	What is the effect if I fail to give voting instructions to my broker or other nominee?
A:

If your shares are held by a broker or other nominee, you must provide your broker or nominee with instructions on how to vote your shares for the election of directors, approval of the ESPP and the advisory vote on executive compensation in order for your shares to be counted for such votes. Under rules applicable to discretionary voting by brokers, brokers do not have the discretion to vote client shares on the election of directors, approval of the ESPP and on the advisory vote on executive compensation if the stockholder has not specifically instructed the broker how to vote. Consequently, brokers may vote only on the election of directors, the approval of the ESPP and the advisory vote on executive compensation, as specifically instructed by their clients.  If a stockholder fails to provide voting instructions to the broker on a matter that the broker does not have discretion to vote, this is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the election of directors, approval of the ESPP or the advisory vote on executive compensation.

Brokers and other nominee holders may use their discretion to vote on the proposal to ratify the appointment of our independent registered public accounting firm if no instructions are provided.

Q:	What is the effect if I withhold or abstain my vote?
A:

Withheld votes will have no effect on the outcome of the election of directors. An abstention will have the effect of a "no" vote with respect to the approval of the ESPP, the ratification of the appointment of our independent registered public accounting firm and the advisory vote on executive compensation.

Q:	Do the directors and officers of inTEST have an interest in the outcome of the matters to be voted on?
A:

Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our officers may participate in the ESPP if it is approved by our stockholders.

Q:	How many shares do the directors and officers of inTEST beneficially own, and how do they plan to vote their shares?
A:

Directors and executive officers, who, as of April 27, 2021, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following April 27, 2021) of approximately 5.1% of our outstanding common stock, are expected to vote, or direct the voting of their shares, in favor of the election of the five nominees for director set forth in this proxy statement, in favor of the approval of the ESPP, the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2021 and in favor of the advisory vote on the compensation of our named executive officers.

Q:	Who will count the votes?
A:	Our transfer agent will count the votes cast by proxy. The Assistant Secretary of inTEST will count the votes cast in person at the meeting and will serve as the Inspector of Election.

Q:	Can I ask a question during the Annual Meeting?
A:

If you are attending the Annual Meeting as a stockholder of record or registered beneficial owner, questions can be submitted by accessing the Meeting Center at www.meetingcenter.io/225500963, entering your control number and the meeting password, INTT2021, and clicking on the Dialog icon in the upper right hand corner of the page.

Q:	Are there any expenses associated with collecting the stockholder votes?
A:

We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes from stockholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Officers and other employees of inTEST may solicit proxies but will receive no special compensation for doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 27, 2021 (except where otherwise noted) by:

●	each of our named executive officers (as that term is defined later in this proxy statement under the heading "Executive Compensation");
●	each of our current directors;
●	all directors and executive officers as a group; and
●	each stockholder known by inTEST to own beneficially more than 5% of our common stock.

Percentage ownership in the following table is based on 10,710,331 shares of common stock outstanding as of April 27, 2021.

We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by any person or group or persons and the percentage ownership of that person or group, shares of common stock subject to options held by such person or group or persons that are currently exercisable, or will become exercisable by June 25, 2021, are deemed to be beneficially owned by such person and outstanding for the calculation of such person's percentage ownership and for the percentage beneficially owned by all directors and executive officers as a group. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes following the table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Except as set forth in the footnotes following the table, the address of the beneficial owners is c/o inTEST Corporation, 804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey 08054.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percent of Class (Approx.)
Directors and Named Executive Officers:
Steven J. Abrams, Esq. (3)	60,000	*
Jeffrey A. Beck (4)	31,500	*
Joseph W. Dews IV (5)	69,365	*
Gerald J. Maginnis (6)	32,750	*
Richard N. Grant, Jr. (7)	160,278	1.5%
Hugh T. Regan, Jr. (8)	196,975	1.8%
James Pelrin (9)	-	-
All directors and executive officers as a group (6 individuals) (10)	550,868	5.1%

Principal Stockholders:
Thomas A. Satterfield, Jr. (11)	1,042,800	9.7%
272 Capital LP (12)	836,918	7.8%
Renaissance Technologies LLC (13)	814,737	7.6%
Dimensional Fund Advisors LP (14)	570,095	5.3%

* Denotes less than one percent of class.

(1)

With respect to directors and executive officers, includes unvested shares of restricted stock (“Restricted Shares”), which includes the 2021 Director Shares (as defined below) and the Performance-Based Shares (as defined below). Until such shares are vested, the beneficial owner does not have investment power over the Restricted Shares. Notwithstanding the future vesting of such power, the beneficial owner presently has sole voting power over the unvested Restricted Shares. The Restricted Shares, other than the Restricted Shares granted to non-employee directors on March 10, 2021 (the “2021 Director Shares”) and performance-based restricted stock granted to Mr. Grant on August 24, 2020 (the “Performance-Based Shares”) provide for 25% vesting on each of the first four anniversaries of the grant date. The Performance-Based Shares may vest after three years at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The 2021 Director Shares provided for 25% vesting on each of the following dates: March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021. The Restricted Shares are subject to certain conditions, including, but not limited to, the continued employment by, or service to inTEST of the respective beneficial owner through each such vesting date, with full vesting upon death, disability or change of control.

(2)	Includes shares that may be acquired within 60 days after April 27, 2021 through the exercise of stock options ("Option Shares").

(3)	Includes 6,750 Restricted Shares, all of which are 2021 Director Shares.

(4)	Includes 13,500 Restricted Shares, of which 6,750 are 2021 Director Shares.

(5)	Includes 6,750 Restricted Shares, all of which are 2021 Director Shares.

(6)	Includes 15,750 Restricted Shares, of which 6,750 are 2021 Director Shares.

(7)	Includes 85,116 Restricted Shares and 75,162 Performance-Based Shares.

(8)	Includes 23,075 Restricted Shares and 82,175 Option Shares.

(9)

Effective August 6, 2020, Mr. Pelrin resigned his position as President and Chief Executive Officer and a director. All of Mr. Pelrin’s outstanding equity awards vesting after August 6, 2020 were forfeited in connection with his resignation.

(10)	Includes 150,941 Restricted Shares, 75,162 Performance-Based Shares and 82,175 Option Shares.

(11)

According to a Schedule 13G/A filed with the SEC on February 11, 2021, as of December 31, 2020, Thomas A. Satterfield, Jr. reported beneficial ownership of 1,042,800 shares of inTEST common stock. Of the total shares reported as beneficially owned, 25,600 shares are held jointly by Mr. Satterfield and his spouse; 104,000 shares are held by Tomsat Investment & Trading Co., Inc., a corporation wholly-owned by Mr. Satterfield and of which he serves as President; 400,200 shares are held by Caldwell Mill Opportunity Fund, which is managed by an entity of which Mr. Satterfield owns a 50% interest and serves as Chief Investment Manager. Additionally, Mr. Satterfield has limited powers of attorney for voting and disposition with respect to 384,000 shares held by A.G. Family L.P; 35,000 shares held by Jeanette Satterfield Kaiser; 14,000 shares held by Richard W. Kaiser; 10,000 shares held by David A. Satterfield; and 5,000 shares held by Henry Beck. These individuals and entities have the right to receive or the power to direct the receipt of the proceeds from the sale of their respective shares. Of the total shares reported as beneficially owned, Thomas A. Satterfield, Jr. reported having sole voting power and sole dispositive power over 65,000 shares and the shared voting power and shared dispositive power over 977,800 shares. The principal address for Thomas A. Satterfield, Jr. is 2609 Caldwell Mill Lane, Birmingham, Alabama 35243.

(12)

According to a Schedule 13G filed with the SEC on January 20, 2021, as of December 31, 2020, 272 Capital LP (“272 Capital”), a Delaware limited partnership and investment manager to 272 Capital Master Fund Ltd. and Wes Cummins (“Mr. Cummins”), controlling person of 272 Capital LP, reported they were the beneficial owners of 836,918 shares of inTEST common stock. 272 Capital and Mr. Cummins reported having both the sole voting power and sole dispositive power of all 836,918 shares. The principal business office of both 272 Capital and Mr. Cummins is 3811 Turtle Creek Blvd., Suite 2125, Dallas, TX 75219.

(13)

According to a Schedule 13G/A filed with the SEC on February 11, 2021, as of December 31, 2020, Renaissance Technologies LLC ("RTC"), a Delaware limited liability company and Renaissance Technologies Holdings Corporation ("RTHC"), a Delaware corporation and the majority owner of RTC, reported they were the beneficial owners of 814,737 shares of inTEST common stock. Of the total shares reported as beneficially owned, RTC and RTHC reported having the sole voting power over 773,150 shares and the sole dispositive power over all 814,737 shares. The principal business office of RTC and RTHC is 800 Third Avenue, New York, NY 10022.

(14)

According to a Schedule 13G/A filed with the SEC on February 12, 2021, as of December 31, 2020, Dimensional Fund Advisors LP (“DFA”), a Delaware limited partnership, reported they were the beneficial owners of 570,095 shares of inTEST common stock. DFA, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of inTEST that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of inTEST held by the Funds. However, all securities reported in the schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Of the total shares reported as beneficially owned, DFA reported having the sole voting power over 545,516 shares and the sole dispositive power over all 570,095 shares. The principal business office of DFA is 6300 Bee Cave Road, Building One, Austin, TX 78746.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide that our Board shall consist of not less than five directors, as determined by the Board from time to time, and that each director shall hold office until the next Annual Meeting of Stockholders and until a successor shall be duly elected and qualified, or until his earlier resignation, retirement or removal. The Board currently consists of five directors.

Listed below are the five nominees for director. The persons designated as proxies in the accompanying proxy card intend to vote "FOR" each such nominee, unless a contrary instruction is indicated on the proxy card. If for any reason any such nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of another person nominated as a substitute by the Board, if any person is so nominated. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed their intention to serve the entire term for which election is sought.

Recommendation of the Board

The Board recommends a vote "FOR" the election of each of the nominees to the Board named below.

Nominees for Election

The names of the persons nominated for election are listed below, together with their ages and certain other information regarding the nominees.

Nominee	Age	Position
Steven J. Abrams, Esq.	53	Director
Jeffrey A. Beck	58	Director
Joseph W. Dews IV	54	Director and Chairperson
Richard N. Grant, Jr.	51	Director, President and Chief Executive Officer
Gerald J. Maginnis	65	Director

Biographical and Other Information Regarding inTEST's Director Nominees

Biographical information regarding the business experience of each of our nominees and the primary aspects of each of our nominees' experience, qualifications, attributes or skills that led to the conclusion that each of our nominees should serve on our Board is set forth below.

Steven J. Abrams, Esq. was elected to serve as a director in January 2013. In April 2016, Mr. Abrams joined Hogan Lovells US LLP as a partner, where he currently serves as Global Co-Head of Life Sciences and Healthcare. Prior to this, Mr. Abrams was a partner at Pepper Hamilton LLP for over 20 years where he was co-chair of the Corporate Securities and Life Sciences practice groups and a member of the Executive Committee. Mr. Abrams counsels clients on governance, disclosure and transactional matters. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Abrams' over 25 years of experience as a corporate and securities attorney providing counsel to companies regarding governance, disclosure and transactional matters allows Mr. Abrams to make a valuable contribution as one of our directors.

Jeffrey A. Beck was elected to serve as a director in June 2019. Since February 2021, Mr. Beck has been Chief Executive Officer of Soft Robotics Incorporated, a venture capital-funded start-up robotics company engaged in design of robotic automation technologies used in food processing and other production environments. Since May 2018, Mr. Beck has been an operating advisor with Artemis Capital Partners, a lower middle market private equity firm specializing in industrial technology sectors. From October 2015 to April 2018, he was President and Chief Executive Officer of Astrodyne TDI Corporation, a private equity-owned manufacturer of high-performance power supplies and systems utilized in semiconductor, aerospace, and medical markets. From March 2014 to October 2015, he was Chief Executive Officer of Presstek LLC, a manufacturer of digital offset presses, waterless printing plates, CTP hardware, and various plates for commercial applications. Mr. Beck also served as Chief Operating Officer of iRobot Corporation from March 2009 to December 2013. In addition, Mr. Beck was Senior Vice President/General Manager at AMETEK, Inc. from March 2004 to March 2009. Since March 2017, Mr. Beck has served on the board of directors of Soft Robotics, Inc. He previously served on the board of directors, including the audit committee and nominating and governance committee, of SunEdison Semiconductor Limited, a leading manufacturer of semiconductor wafers. The Board believes that Mr. Beck’s extensive experience building and leading industrial technology and automation businesses allows him to make valuable contributions as one of our directors. Moreover, his prior public company board experience, which includes serving on the audit as well as nominating and governance committees, adds valuable perspective to critical board discussions, decisions and governance topics.

Joseph W. Dews IV was elected to serve as a director in April 2014 and became Chairperson of the Board in June 2019. Mr. Dews has been a Managing Director at Craig-Hallum Capital Group, an investment bank, since May 2019. Prior to that, Mr. Dews was a Partner at AGC Partners from July 2012 until May 2019, and held various positions, including Managing Director and Partner, at ThinkEquity LLC from May 2007 to July 2012, both investment banks. Mr. Dews has acted as a strategic and financial advisor to numerous public and private technology companies in the U.S. and internationally, including assessing corporate strategies and evaluating options for fund raising, share repurchases and acquisitions of businesses. In addition to his experience as an investment banker, Mr. Dews has a technical background including a Bachelor of Science in Applied & Engineering Physics from Cornell University and approximately two years of experience in the semiconductor industry working as a Field Applications Engineer for Cirrus Logic KK. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Dews' over 20 years of experience as an investment banker and his familiarity with semiconductor and industrial technology businesses uniquely positions him to contribute strategic insight, acquisition knowledge, and provide other valuable contributions as one of our directors and the Chairperson of the Board.

Richard N. Grant, Jr. was appointed as President and Chief Executive Officer of the Company and elected to serve as a director effective August 24, 2020. Prior to joining inTEST, Mr. Grant served as Senior Vice President Americas Region Measurement & Analytics of ABB Ltd from June 2017 to August 2020. Prior to his time at ABB, Mr. Grant served as Corporate Vice President and General Manager of the Materials Analysis Division of AMETEK Inc., an electronic instrument and electromechanical manufacturer, from April 2013 until June 2017. Mr. Grant previously served as an Operating Officer of AMETEK Inc. from 2013 until 2017, and as a Board Member of SEIKO EG&G CO. LTD., a joint venture in which AMETEK maintained an interest, from 2016 until 2017. Prior to AMETEK, Mr. Grant worked at Emerson Electric in a variety of roles from March 1997 until April 2013, including as Vice President/General Manager of the Temperature Business unit of Rosemont Measurement from April 2011 until April 2013 and as Vice President Strategic Planning for Emerson Process Management from October 2007 until April 2011. Mr. Grant holds a Bachelor of Science degree in physics from Northern Kentucky University and an executive MBA from Xavier University. The Board believes that Mr. Grant's considerable business management and leadership experience, together with his substantial knowledge of the industry, enable him to help drive corporate strategies and make valuable contributions as one of our directors.

Gerald J. (Jerry) Maginnis was elected to serve as a director in June 2020. Since October 2015, Mr. Maginnis has served as a member of the board of directors of the Funds comprising the Cohen & Steers Mutual Fund Complex (the “Complex”). Since January 2019, he has served as the Chair of the Audit Committee of the 20 Funds within the Complex, including 9 closed-end Funds which are publicly traded on the New York Stock Exchange. From 2006 through his retirement in 2015, Mr. Maginnis served as the Managing Partner of the KPMG LLP’s (“KPMG”) Philadelphia Office. From 2002 until 2008, Mr. Maginnis served as the Partner in Charge of KPMG’s Pennsylvania Business Unit Audit Practice, which included the Firm’s offices in Philadelphia, Pittsburgh and Harrisburg. Prior to 2002, Mr. Maginnis was an audit partner at KPMG who concentrated on serving clients in the Information, Communications and Entertainment industries. From 2014 to 2015, Mr. Maginnis served as the President of the Pennsylvania Institute of Certified Public Accountants, a State CPA Society. From 2014 to 2017, he served as a member of the Council of the American Institute of Certified Public Accountants (“AICPA”). From 2015 through March 2020, Mr. Maginnis was a member of the Board of Trustees of the AICPA Foundation where he served as Treasurer from 2018-2020. Mr. Maginnis has also served as a member of the Advisory Board of the Raj and Kamla Gupta Governance Institute at Drexel University since 2010. And, since 2016, he serves as an Executive in Residence at Rowan University. Mr. Maginnis holds a Bachelor of Science from Saint Joseph’s University and is a Certified Public Accountant. The Board believes Mr. Maginnis’ considerable audit, accounting and leadership experience enable him to make valuable contributions as one of our directors and as Chairperson of the Audit Committee.

Director Independence

Our Board has determined that each of the current directors and those who served as such in 2020 meets the independence requirements of the NYSE American Listing Rules (the "NYSE American Rules"), with the exception of Mr. Grant, our current President and Chief Executive Officer, and Mr. Pelrin, our former President and Chief Executive Officer and former director. In making the foregoing determination, the Board did not identify any matters, transactions, relationships or arrangements that needed to be considered in determining independence of such persons.

Board Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at www.intest.com, the Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairperson of the Board and President and Chief Executive Officer based upon the circumstances. As of the date of this proxy statement, the offices of Chairperson and President and Chief Executive Officer are held by two separate individuals. Joseph W. Dews IV, an independent director, serves as the Chairperson of the Board, and Richard N. Grant, Jr. serves as the President and Chief Executive Officer of the Company. The Board believes the separation of the roles is the most appropriate structure at this time as it allows the Company’s Chairperson to lead the Board’s responsibilities for reviewing, approving and monitoring fundamental financial and business strategies allowing the President and Chief Executive Officer to focus primarily on establishing and implementing the Company’s strategic plan and on day-to-day operations.

Risk Oversight

Management is responsible for the day-to-day management of risks that we face, while the Board, as a whole and through its Committees, has responsibility for the oversight of risk management. Management attends regular meetings of the Board and Committees and discusses with the Board or appropriate Committees the various risks confronting inTEST, including the operational, legal, market and competitive risks that we face. In addition, the Audit Committee regularly considers major financial risk exposures and the steps management has taken to monitor and control such risks. The Audit Committee also provides oversight of the Risk and Information Security Committee, which is composed of the Chairperson of the Audit Committee and senior members of management and which, among other responsibilities, monitors and reviews (i) the Company’s information technology (“IT”) internal controls to protect the Company’s information and proprietary assets, (ii) the Company’s IT risk tolerances, and (iii) compliance with international, federal, state, and local information security requirements. The Compensation Committee provides oversight of risks related to our compensation policies and practices. The Nominating and Corporate Governance Committee oversees risks associated with our corporate governance practices and the independence of directors.

Transactions with Related Persons

We have not entered into any transactions with a related person since January 1, 2019, nor are we otherwise a participant in a current transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest. For purposes of this paragraph, a related person includes any executive officer, director or nominee for director, any greater than 5% beneficial owner of our common stock, and any immediate family or household member of any of the foregoing.

CORPORATE GOVERNANCE

Committees of the Board

Currently, our Board has three standing Committees: Audit, Compensation and Nominating and Corporate Governance. Copies of the charters of each of the current committees are posted on our website: www.intest.com.

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial management and controls. The Audit Committee's primary oversight responsibilities relate to the integrity of our accounting and financial reporting processes, audits of our financial statements, and systems of internal control over financial reporting and accounting matters, and the independence, qualifications, retention, and performance of our independent registered public accounting firm. During 2020, the members of the Audit Committee until June 24, 2020 were William Kraut (Chairperson), Steven J. Abrams and Jeffrey A. Beck. Following his election to the Board on June 24, 2020, Gerald J. Maginnis joined the Audit Committee and became its Chairperson, replacing Mr. Kraut who did not stand for reelection at the 2020 Annual Meeting of Stockholders. The Board has determined that both Messrs. Maginnis and Beck meet the criteria of an "audit committee financial expert" as that term is defined in Item 401 of Regulation S-K. The Board has also determined that each of the members of the Audit Committee who served as such during 2020, including each of the current members of the Audit Committee, is independent within the meaning of the NYSE American Rules. The Audit Committee held nine meetings during 2020.

The Compensation Committee is appointed by the Board to review, evaluate, and approve the compensation and benefit programs of our executive officers, to administer our equity based compensation plans, to review and recommend to the Board changes to our director compensation and to review the annual disclosures regarding the compensation of the Company’s executive officers to be included in inTEST’s annual proxy statement and Annual Report on Form 10-K. During 2020, the members of the Compensation Committee were Joseph W. Dews IV (Chairperson), Steven J. Abrams and Jeffrey A. Beck. The Board has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE American Rules, including the stricter requirements of Section 803 of the NYSE American Company Guide, which are not applicable to smaller reporting companies, but which we have adopted as the standard of independence for this Committee. The Compensation Committee held four meetings during 2020.

The Nominating and Corporate Governance Committee is appointed by the Board to select the director nominees to be presented for election at future annual meetings of stockholders, to review and assess our corporate governance procedures and to oversee annual evaluations of the Board and director self-assessments. During 2020, the members of the Nominating and Corporate Governance Committee until June 24, 2020 were Steven J. Abrams (Chairperson), William Kraut, and Joseph W. Dews IV. Following his election to the Board on June 24, 2020, Gerald J. Maginnis replaced Mr. Kraut as a member of the Nominating and Corporate Governance Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE American Rules. See "Nominating Procedures" for information regarding the process for identifying and evaluating nominees, procedures for stockholder nominations and director qualifications. The Nominating and Corporate Governance Committee held one meeting during 2020.

Board Meetings

During the year ended December 31, 2020, the Board held a total of ten meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of any committee of which he was a member, which were held during the time in which he was a director or a committee member, as applicable.

All members of the Board are encouraged, but not required, to attend our annual meeting of stockholders, and may do so in person or by phone. All of our directors attended the 2020 Annual Meeting of Stockholders, which was held virtually on June 24, 2020.

Director Stock Ownership Guidelines

On January 14, 2019, the Board approved stock ownership guidelines for non-employee directors (the “Director Ownership Guidelines”). The ownership target under the Director Ownership Guidelines for each non-employee director is five times the annual cash retainer for non-employee directors. Non-employee directors have five years to achieve the ownership target from the later of the date on which the Director Ownership Guidelines were approved or a director joined the Board. Sales of the Company’s stock by non-employee directors are allowed only after each director reaches his ownership target. Such sales of the Company’s stock are allowed, however, prior to the achievement of the ownership target for the purpose of covering taxes due on vesting restricted stock awards and pursuant to any existing trading plans. Each of our non-employee directors as of December 31, 2020 was in compliance with the Director Ownership Guidelines, except for Mr. Beck and Mr. Maginnis, who are within the five-year phase-in period.

Prohibition of Employee, Officer and Director Hedging

The Board believes it is improper and inappropriate for any director, officer or other employee to engage in short-term or speculative transactions involving inTEST’s securities. As such, inTEST’s insider trading policy prohibits directors and employees, including executive officers, from engaging in any hedging or monetization transactions involving inTEST’s securities, purchases on margin or pledging of securities, short sales, buying or selling put or call options and (i) selling equity securities of the Company sooner than six months after last acquiring such equity securities or (ii) buying equity securities of the Company sooner than six months after last selling such equity securities.

Stockholder Communications with the Board

Stockholders who wish to communicate directly with the Board, or with a particular director, may send a letter addressed to our Secretary at 804 East Gate Drive, Suite 200, Mt. Laurel, NJ 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder Board Communication" or "Stockholder Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. If a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the directors, or director, specified on the envelope, or if none, to the Chairperson of the Board.

Compensation Procedures

During 2020, the Compensation Committee was comprised, and presently is comprised, solely of independent directors. The Compensation Committee has the authority to delegate any or all of its powers and authority to one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee. No such delegation of authority to a subcommittee has occurred. All decisions regarding the compensation of our executive officers are approved by the Compensation Committee.

As a general matter, changes to director compensation are periodically considered by the Compensation Committee and recommended to the Board for approval. Any change in the compensation of any director or any group of directors is approved by a majority of non-interested directors, and, if such recommendation applies to the compensation of all directors, by a majority of the independent directors in addition to a majority of the directors then in office.

In 2019, the Compensation Committee retained Radford, a unit of Aon plc, as its independent compensation consultant to advise it regarding current best practices for executive and director compensation arrangements and to review and make recommendations regarding the amount, type and structure of compensation to be paid to the Company's executive officers and directors in 2020. At the direction of the Compensation Committee, Radford compared the levels of compensation of the executive officers and directors to market based data available in the Radford Global Technology Survey for similarly-sized companies and provided the Compensation Committee with peer group data regarding compensation arrangements, plans, and amounts.

The Compensation Committee determined that Radford does not provide any material services to management or the Company, and that Radford does not have any business or personal relationship with any member of the Compensation Committee or management or otherwise have any conflict of interest in performing its services for the Compensation Committee.

Nominating Procedures

Generally, in order to identify and evaluate director nominees, our Nominating and Corporate Governance Committee (which is comprised solely of independent directors) assesses the qualifications, expertise, performance and willingness to serve of each current director or candidate. If as a result of such assessment, or at any other time during the year, the Board determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, a search will be initiated utilizing appropriate staff support, input from other directors, senior management, and outside contacts, consideration of nominees previously submitted by stockholders, and, if deemed necessary or appropriate, retention of a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will be identified and reviewed by the Nominating and Corporate Governance Committee and the Board. The candidates will be prioritized and a determination made as to whether a member of the Nominating and Corporate Governance Committee, another director or member of senior management has a relationship with the preferred candidate and can initiate contacts. If not, contact may be initiated by the Company or the search firm. The Chairperson and one or more members of the Nominating and Corporate Governance Committee or the Board will interview any prospective candidates. Evaluations and recommendations of the interviewers will be shared with all members of the Nominating and Corporate Governance Committee for final evaluation. The Nominating and Corporate Governance Committee will then meet to determine which candidate (or candidates) to select. The Nominating and Corporate Governance Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

Each of the incumbent nominees for director included in this proxy statement was recommended for re-election by the Nominating and Corporate Governance Committee. The full Board, including the President and Chief Executive Officer, unanimously approved all of the nominees for election by the stockholders of the Company, as recommended by the Nominating and Corporate Governance Committee.

Stockholder recommendations with regard to director candidates may be submitted in writing to the Secretary of inTEST for consideration by the Nominating and Corporate Governance Committee. Each such recommendation should include the following information: (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of inTEST which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board, (v) the name and residence address of the proposing stockholder(s), (vi) the number of shares of common stock owned by the proposing stockholder(s), and (vii) such other information as the stockholder making such recommendation believes would be relevant to the consideration of such candidate.

Director candidates must meet certain minimum qualifications, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating and Corporate Governance Committee may consider a variety of other qualities and skills, including (i) expertise in finance, economics, technology or markets related to the business in which inTEST and its subsidiaries may engage, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and inTEST's charter and bylaws. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, such as background, both geographic and demographic (including, without limitation race, gender and national origin), expertise and experience.

Stockholders who wish to make nominations to be considered at the 2022 Annual Meeting of Stockholders may do so by following the procedures set forth in our bylaws. See "Information Regarding Deadlines and Procedures for Submission of Stockholder Proposals and Nominations of Directors" for additional information regarding the deadlines and notice procedures.

Committee Compositions Following the Annual Meeting

Subject to and upon the election of each director nominee to the Board at the Annual Meeting, the Committee compositions following the Annual Meeting will be as follows:

Audit Committee Gerald J. Maginnis (Chairperson) Steven J. Abrams, Esq. Jeffrey A. Beck	Compensation Committee Jeffrey A. Beck (Chairperson) Steven J. Abrams, Esq. Joseph W. Dews IV

Nominating and Corporate Governance Committee Steven J. Abrams, Esq. (Chairperson) Joseph W. Dews IV Gerald J. Maginnis

AUDIT COMMITTEE REPORT

The Audit Committee reviewed our audited consolidated financial statements for the year ended December 31, 2020 and met with both management and RSM US LLP ("RSM"), our independent registered public accounting firm, to discuss those financial statements. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC, as well as RSM's report included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule. The Audit Committee has discussed with RSM the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has received the written disclosures and the letter from RSM required by the PCAOB regarding RSM's communications with the Audit Committee concerning independence, and has discussed with RSM their independence.

Based on these reviews and discussions with management and RSM, the Audit Committee recommended to our Board (and the Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Audit Committee:
Gerald J. Maginnis, Chairperson
Steven J. Abrams, Esq.
Jeffrey A. Beck

EXECUTIVE OFFICERS OF inTEST

Our executive officers and their ages are as follows:

Name	Age	Position
Richard N. Grant, Jr.	51	President, Chief Executive Officer and Director
Hugh T. Regan, Jr.	61	Secretary, Treasurer and Chief Financial Officer

Biographical and Other Information Regarding inTEST's Executive Officers

Executive officers are appointed by the Board. Each executive officer is appointed to serve at the will of the Board.

Richard N. Grant, Jr. See "Biographical and Other Information Regarding inTEST's Director Nominees" above.

Hugh T. Regan, Jr. has served as our Treasurer and Chief Financial Officer since joining us in April 1996 and has served as Secretary since December 1999. Mr. Regan also served as our interim President and Chief Executive Officer from August 6, 2020 to August 24, 2020. From 1985 to April 1996, Mr. Regan served in various financial capacities for Value Property Trust, a publicly traded real estate investment trust, including Vice President of Finance from 1989 to September 1995 and Chief Financial Officer from September 1995 until April 1996.

EXECUTIVE COMPENSATION

Executive Summary

Since 2016, the Compensation Committee has retained an independent compensation consultant, Radford, to review our executive compensation structure and recommend changes to the structure and manner of compensating our executive officers. In March 2020, as a result of the Compensation Committee's analysis of the information provided by, and the recommendations of Radford, the Compensation Committee adopted a compensation program for 2020 for our executive officers that aligned executive officer compensation with competitive market practices and specific objectives of the Company in addition to aligning our executive officers' long-term interests with those of our stockholders by targeting pay for performance. In March 2020, based on the recommendations of Radford and discussions with management, the Compensation Committee approved an executive compensation program based on the following for 2020:

●

Compensation levels were benchmarked to market survey data based on a group of public capital equipment, semiconductor, network equipment, computer and communications companies with a median headcount of 304, median revenues of $60 million and a median market capitalization of $233 million;

●	All elements of compensation - salary, bonus, total cash, long-term incentives and total direct compensation - were compared to the market;
●	An annual incentive plan was applied with competitive targets; and
●	Long-term incentive guidelines were adopted for the executive officers.

As further described in “Impact of COVID-19 and CEO Transition,” the Company was significantly affected by the COVID-19 pandemic in 2020. The Compensation Committee was updated throughout 2020 on the negative impacts of the COVID-19 pandemic on our business operations and the resulting impact on executive management’s ability to achieve both the financial performance and strategic performance goals originally set in March 2020 based on the factors outlined above. As a result, the short-term incentive compensation component of the executive compensation program was revised for our Chief Financial Officer as described below. In addition, in August 2020, our former CEO, Mr. Pelrin, resigned and the Company appointed a new CEO. As a result of his resignation, Mr. Pelrin did not receive any short-term incentive compensation and all of his unvested equity awards were forfeited upon his resignation. For a description of Mr. Pelrin’s separation terms, please see “Separation Agreement” below. Finally, upon recommendations of Radford and the Compensation Committee, the Board approved compensation to Mr. Grant as our new CEO as described below.

Overview of the Executive Compensation Program

The executive compensation program is designed to reflect the performance of the Company and align the executive officers' interests with those of our stockholders. To achieve these ends, the executive compensation program consists of three components: base salary, performance-based short-term incentives, and long-term incentives, as more fully described below. While there is no fixed formula, the Compensation Committee seeks an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and a mix of various forms of equity compensation. In addition, consistent with market practices, the Compensation Committee believes that executive officers who have greater and more direct impact and ability to influence the Company's overall performance should receive a significant proportion of equity-based compensation relative to their total compensation, thus seeking to align the executive officers' incentives and impact with the value they bring to Company-wide performance.

The components of our 2020 Executive Compensation Plan were as follows:

Base Salary

Individual base salaries were within competitive, targeted ranges and therefore not increased in 2020. Base salaries, which are established at hire, are reviewed and adjusted periodically by the Compensation Committee based on a variety of factors which may include competitiveness, individual performance, tenure, overall Company performance, internal positioning and other factors.

Short-Term Incentives

Annual incentive percentages of base salary, Company and business unit performance targets, and strategic performance criteria are established for short-term incentive compensation. Cash incentives are intended to reward the achievement of annual Company financial goals as well as individual accomplishments and contributions. For 2020, Company goals were based on net revenue and earnings before income tax targets and attainment of certain strategic objectives of the Company.

Long-Term Incentives

Equity-based compensation serves to link the interests of the executives and our stockholders and focuses the executives on the long-term appreciation of the Company's stock. For 2020, equity-based compensation was awarded in the form of restricted stock and stock options.

Philosophy

The Compensation Committee is committed to the general principle that executive compensation should be commensurate with the Company's performance and the performance of the individual executive officer. The primary objectives of our executive compensation program are to:

●	attract and retain executive officers who demonstrate the leadership and management skills necessary to drive our long-term success;
●	reward the achievement of our business goals and individual contributions toward achievement of those goals; and
●	provide compensation opportunities linked to the Company's performance and the interests of our stockholders.

Our pay philosophy is for the total cash compensation (base salary plus short-term incentive compensation) of our named executive officers to be targeted to the market median for similarly situated companies, with long-term (equity-based) incentive compensation to increase at a reasonable rate on an annual basis until it reaches the market median for similarly situated companies.

Underlying our executive compensation program is the philosophy that the interests of our stockholders are best served by a program that includes a significant variable component based on our performance. As a result, our executives have a significant portion of their compensation "at risk," either through the variability of the short-term incentive portion of the plan, or subject to the movement in the price of the Company's stock or the Company’s performance through the long-term incentive portion of the plan. Amounts paid under the plan are further subject to repayment or "claw back" as needed to comply with all applicable laws and regulations.

Accordingly, and as more fully described below, the Compensation Committee approved the following compensation arrangements for our executive officers for 2020, who we refer to as our “named executive officers” (“2020 Executive Compensation Plan”).

2020 Base Salary and Long-Term Incentive Compensation

Name and Title	Annual Base Salary	Restricted Stock Awarded		Options Awarded
Richard N. Grant, Jr., President and CEO (a)	$375,000	141,610	(1)	-
Hugh T. Regan, Jr., Secretary, Treasurer and CFO	$265,000	6,600	(2)	19,700	(2)(3)
James Pelrin, former President and CEO (b)	$340,000	15,560	(2)	46,600	(2)(3)

(a)

Effective August 24, 2020, Mr. Grant joined the Company and became our President and Chief Executive Officer and a director. The compensation information reflects the terms of his letter agreement dated July 24, 2020 described under “Employment Agreements.” The actual pro-rated salary paid to Mr. Grant for 2020 is included in the Summary Compensation Table below.

(b)

Effective August 6, 2020, Mr. Pelrin resigned from his position as President and Chief Executive Officer of the Company and as a director. On that date, all restricted stock and stock options awarded to him listed in the above table were forfeited. The actual pro-rated salary paid to Mr. Pelrin for 2020 is included in the Summary Compensation Table below.

(1)

66,448 shares of restricted stock vest in equal increments over four years beginning on the first anniversary of the award on August 24, 2021 and 75,162 shares are performance-based restricted stock that may vest after three years on August 24, 2023 at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria.

(2)	The shares of restricted stock and stock options vest in equal increments over four years beginning on the first anniversary of the date of grant on March 9, 2021.
(3)	The exercise price is $3.69, which was the closing price of our common stock on the date of grant, March 9, 2020.

Description of the Short-Term Incentive Portion of the 2020 Executive Compensation Plan

The following is a summary of the short-term incentive portion of our 2020 Executive Compensation Plan that the Compensation Committee adopted for Mr. Pelrin (our former CEO) and Mr. Regan (our CFO) prior to the onset of the COVID-19 pandemic and the CEO transition. Mr. Grant’s short-term compensation is described in “Impact of COVID-19 and CEO Transition” below. Mr. Pelrin did not receive any short-term incentive compensation for 2020, as described below.

●	Target incentive opportunity of 70% of base salary for the CEO and 55% of base salary for the CFO.
●

Performance bonus payment based upon satisfaction of the following weighted performance metrics: 70% on the achievement of net revenue and earnings before income tax expense targets in a performance matrix (financial performance), 15% on completion of an acquisition in 2020 (strategic performance), and 15% on the achievement of 12 business unit and corporate strategic initiatives outlined in 2020-2023 Strategic Plan Update (strategic performance).

●	Minimum financial performance thresholds beginning at 80% for both the net revenue target and earnings before income tax expense targets.
●	At minimum financial performance, a named executive officer would earn 0% of his target incentive opportunity for financial performance if none of the performance metrics are satisfied.
●	Maximum financial performance limits at 120% for both the net revenue and earnings before income tax expense targets.
●	At maximum financial performance, a named executive officer could earn 100% of his target incentive opportunity for financial performance.
●

The strategic performance goals were: (1) the consummation of an acquisition of a company or assets of a company in 2020 that generated minimum trailing twelve months revenues of $5,000,000; and (2) the achievement of 12 business unit and corporate strategic initiatives outlined in the 2020-2023 Strategic Plan Update.

●	Each of the named executive officers shared the same financial and strategic performance goals.

The following matrix shows the payout opportunity for the financial performance portion of the short-term incentive program.

		Net Revenue v. Target
		<80%	80%	90%	100%	110%	120%
Earnings	<80%	0%	0%	0%	0%	0%	0%
Before	80%	0%	0%	13%	25%	38%	50%
Income Tax Expense	90%	0%	13%	25%	38%	50%	63%
v.	100%	0%	25%	38%	50%	63%	75%
Target	110%	0%	38%	50%	63%	75%	88%
	120%	0%	50%	63%	75%	88%	100%

For 2020, the net revenue target was $64.6 million and the actual net revenues were $53.8 million. The earnings before income tax expense target was $3.4 million, the actual loss before income tax expense was $(1.2) million and the actual adjusted earnings before income tax expense was $140,000.

In the case of adjusted actual earnings before income tax expense, we adjusted our 2020 actual earnings before income tax expense to eliminate the impact of our CEO transition costs, lease impairment charges, costs related to the updating of our shelf registration on Form S-3 and move and restructuring costs related to the consolidation of our EMS manufacturing operations so that our Compensation Committee could compare the 2020 target earnings before income tax expense with the 2020 actual earnings before income tax expense computed on a consistent basis. The adjustments to our 2020 actual earnings before income tax expense were done in compliance with the 2020 Executive Compensation Plan, which required us to exclude the impact of any expenses that are treated for accounting purposes as restructuring items or transaction-related expenses. These expense exclusions were developed by our Compensation Committee to eliminate the impact of non-recurring or transaction-related items, which typically are not projected and therefore not included in the earnings before income tax expense target.

Adjusted actual earnings before income tax expense is a non-GAAP financial measure presented to provide investors with meaningful supplemental information in order to provide them with an understanding of the basis for the computation of the bonus amounts determined for the financial performance goal of the short-term incentive program.

The adjusted actual earnings before income tax expense is provided as a complement to actual net earnings before income tax expense provided in accordance with GAAP and is used by the Compensation Committee to make compensation decisions with respect to the short-term incentive program. A summary of the results of the financial performance goals and a reconciliation of adjusted actual earnings before income tax expense to actual earnings (loss) before income tax expense, which is the most directly comparable GAAP measure, is contained in the table below. The amounts in the table below are in thousands with the exception of percentages:

2020 Target net revenues		$64,622
2020 Actual net revenues		53,823

Actual net revenues shortfall of target		$(10,799)
Percentage of adjusted actual net revenues compared to target		83.3%

2020 Target earnings before income tax expense		$3,388
2020 Actual loss before income tax expense	$(1,231)
Add-back: CEO transition costs	396
Lease impairment	321
Move related costs	346
Restructuring, other	243
Update of Shelf Registration	65
2020 Adjusted actual earnings before income tax expense		140

Adjusted actual earnings before income tax expense shortfall of target		$(3,248)
Percentage of adjusted actual earnings before income tax expense compared to target		4.1%

Impact of COVID-19 and CEO Transition

As COVID-19 began to spread across the United States and globally in March 2020, the business environment began to change dramatically. The ensuing and unprecedented global pandemic prompted state and local health agencies to order widespread closures of non-essential businesses and issue stay at home orders to mitigate the spread of the virus. During this time, we focused on three top priorities: (i) first and foremost, ensuring the safety and well-being of our employees and their families, (ii) maintaining business operations with all applicable safety practices to protect our employees while supporting the critical needs of our customers, and (iii) identifying and enacting expense reductions to adjust our cost structure to address market conditions. In addition on April 10, 2020, we closed on a $7.5 million working capital line of credit to provide the Company with additional working capital financing capability in response to the business environment, as a result of the COVID-19 pandemic.

Despite our efforts to mitigate the impact of the COVID-19 pandemic, our 2020 net revenues were significantly impacted by the COVID-19 pandemic during the first half of 2020, which reduced our expected profitability. The impact of COVID-19 on our net revenues from the Semi Market was intensified during the first half of the year because our business operations were also being negatively affected by a global downturn in the semiconductor market at that time. Our 2020 operating results were further negatively impacted by a number of non-recurring expense items such as the CEO transition, lease impairments and the consolidation of our EMS manufacturing operations. These factors caused our actual net revenues and earnings before income tax expense to fall below our targets for those goals, and therefore, we did not achieve our financial performance targets in 2020, which were weighted at 70%.

We suspended our acquisition-related activities in early 2020 in response to the impacts of the COVID-19 pandemic on our business and the global economy, and we did not restart those activities until late 2020 when we saw the impacts of the COVID-19 pandemic on our business began to lessen. As a result of the suspension of our acquisition-related activities for most of 2020, we did not achieve the completion of an acquisition performance goal during the year, which was weighted at 15%.

The 2020 revenue shortfall caused by the COVID-19 pandemic also negatively impacted our ability to achieve the strategic performance goal. While we were successful in achieving 8 of the 12 business unit and corporate strategic initiatives, our 2020 Executive Compensation Plan required a minimum achievement of at least 9 of these strategic initiatives to earn any payout. The strategic performance goal was weighted at 15%.

The Compensation Committee was updated throughout 2020 on the negative impacts of the COVID-19 pandemic on our business operations and the resulting impact on executive management’s ability to achieve both the financial performance and strategic performance goals. In light of the unprecedented and challenging operating environment, the Compensation Committee exercised its discretion to revise the performance goals and target bonus opportunity for the 2020 short-term incentive compensation for Mr. Regan. The revised performance goals were the preservation of cash during the COVID-19 pandemic, the preservation of liquidity during the pandemic, and assistance provided during the CEO transition. Mr. Regan’s revised target bonus opportunity was 25% of his base salary. The Compensation Committee determined that Mr. Regan achieved all three of the revised performance goals in 2020.

In connection with Mr. Grant’s appointment as our President and CEO in August 2020 and as an inducement for employment, the Compensation Committee approved a minimum cash bonus for 2020 equal to 55% of his salary ($206,250). Mr. Grant was also eligible to earn 15% of his base salary ($56,250) based on the achievement of three performance goals established by the Compensation Committee. The performance goals were (i) the successful presentation to the Board of a concise and detailed plan to reduce the Company’s footprint by one facility (the “Consolidation”); (ii) the execution of agreements associated with the Consolidation; and (iii) the successful implementation of the Consolidation. The Compensation Committee determined that Mr. Grant achieved these performance goals in 2020.

As a result of the above, for 2020, Mr. Grant received $262,500 and Mr. Regan received $36,428. Mr. Pelrin did not receive any short-term incentive compensation for 2020.

Description of Long-Term Incentive Portion of the 2020 Executive Compensation Plan

As part of Radford’s scope of work, the Compensation Committee sought the consultant’s advice and recommendations on the use of equity-based compensation for the executive officers. With such input from Radford, with respect to Mr. Regan and Mr. Pelrin, the Compensation Committee determined that:

●	A regular program of long-term incentive awards would increase the linkage between the pay of the executive officers and the performance delivered to our stockholders;
●	Stock options would be effective as a tool to reward the executive officers for focusing on growing the value of the Company over the long term; and
●	Shares of restricted stock would be effective as a tool to provide both retention and increase the immediate connection between the executives and the stockholders.

Accordingly, the Compensation Committee continued to compensate its named executive officers through the grant of stock options and shares of restricted stock as set forth above in the 2020 Base Salary and Long-Term Incentive Compensation table. All of Mr. Pelrin’s outstanding equity awards vesting after August 6, 2020 were forfeited in connection with his resignation.

With respect to Mr. Grant, the Compensation Committee sought Radford’s advice and recommendations on the use of the appropriate equity-based compensation for a new President and CEO. With such input from Radford, the Compensation Committee determined to grant Mr. Grant an equity award in connection with his start date on August 24, 2020 equal to $650,000 divided by the closing price of the Company’s common stock on such date. Approximately 47%, or 66,448 shares of restricted stock ($305,000), is subject to time-based vesting over four years at the rate of 25% on each anniversary of the grant date, and approximately 53%, or 75,162 shares ($345,000) are Performance-Based Shares. The Performance-Based Shares may vest on the third anniversary of the grant date at a vesting percentage to be determined by the Compensation Committee based on the Company’s achievements with respect to: (i) net revenue compounded annual growth rate (“CAGR”) from the twelve-month period ending June 30, 2020 to the twelve-month period ended June 30, 2023; and (ii) diluted earnings per share excluding amortization of intangible assets (“Adjusted EPS”), for the twelve-month period ending June 30, 2023. The vesting percentage, if any, will be determined by locating on the matrix below the intersection of (x) the column that indicates the CAGR achieved and (y) the row indicating the Adjusted EPS achieved, with a maximum vesting percentage of 150% (i.e., the maximum number of shares of 112,743 shares).

Vesting Percentage Matrix
		CAGR from the 12-month period ended June 30, 2020 to the 12-month period ending June 30, 2023
		<7%	7%	10%	13%	16%	19% or more
	<$0.74	0%	0%	0%	0%	0%	0%
Adjusted EPS	$0.74	0%	50%	63%	75%	88%	100%
for the 12-month	$0.84	0%	63%	75%	88%	100%	113%
period ending	$0.94	0%	75%	88%	100%	113%	125%
June 30, 2023	$1.04	0%	88%	100%	113%	125%	138%
	$1.14 or more	0%	100%	113%	125%	138%	150%

For purposes of the Compensation Committee’s determination of the appropriate level of vesting, the Compensation Committee retains the discretion to include or exclude the impact of merger and acquisition activity of the Company from the calculation of the Company’s CAGR based on the facts and circumstances of any individual transaction. The restricted stock granted to Mr. Grant is subject to certain conditions, including, but not limited to, the continued employment with the Company on the vesting date.

Management Stock Ownership Guidelines

On November 4, 2020, the Board approved stock ownership guidelines for named executive officers and certain other members of the Company’s management team (the “Management Ownership Guidelines”). The ownership target under the Management Ownership Guidelines is five times the base salary for the Chief Executive Officer, two times the base salary for the Chief Financial Officer, and 0.5 times the base salary for Vice Presidents and General Managers. Such persons have five years to achieve the ownership target from the later of the date on which the Management Ownership Guidelines were approved or when they were hired or promoted to their position. The Chief Executive Officer, Chief Financial Officer, and Vice Presidents and General Managers (collectively, the “Covered Executives”) must also remain at or above their required ownership level at the close of trading on April 1 of each year as long as they are employed by the Company. Each Covered Executive must retain 50 percent of all net shares (post tax) that vest until the applicable minimum ownership requirement is achieved. If the Covered Executive becomes subject to a higher ownership requirement, the new or higher requirement will apply 30 days after the change and 50 percent of net vested shares should be retained until the new applicable minimum ownership requirement is met.

For purposes of satisfying the minimum ownership requirement, the following will be included:

i.

Any shares of common stock of the Company held by the Covered Executive owned, either individually or jointly with such person’s spouse and/or children, including any vested shares of restricted stock;

ii.	Stock held in trust for the economic benefit of the Covered Executive or the spouse or minor children of such individual; and
iii.	Any unvested shares of time-based restricted stock.

Unvested shares of performance-based restricted stock, and unexercised options (whether vested or unvested) will not be included in the determination of ownership calculations for purposes of meeting the minimum ownership requirement.

As of December 31, 2020, Mr. Regan met the applicable minimum ownership requirement. Mr. Grant did not meet the applicable minimum ownership requirement as he joined the Company in August 2020 and is within the five-year phase-in period.

Tables and Additional Narrative Discussion

The following tables and discussions set forth certain information with respect to the compensation we paid, or recognized as an expense in accordance with Accounting Standards Codification (“ASC”) Topic 718 (Compensation – Stock Compensation), to our “named executive officers.”

Summary Compensation Table For the Fiscal Year Ended December 31, 2020

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Stock Options	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
		($)	($)		($)(A)	($)(B)	($)(C)		($)		($)
Richard N. Grant, Jr. (D)	2020	122,596	206,250	(1)	650,004	-	56,250	(2)	-		1,035,100
President and Chief
Executive Officer

Hugh T. Regan, Jr.	2020	265,000	-		24,354	30,535	36,438	(3)	10,096	(4)	366,423
Secretary, Treasurer and	2019	264,770	-		94,116	123,322	21,863	(3)	4,750	(4)	508,821
Chief Financial Officer

James Pelrin (E)	2020	261,538	-		57,416	72,230	-		142,440	(5)	533,624
Former President and	2019	340,000	-		221,743	291,716	35,700	(3)	8,673	(5)	897,832
Chief Executive Officer

(A)

The amounts in this column reflect restricted stock awards granted to our named executive officers which are subject to certain vesting terms. The above amounts represent the fair market value of the restricted stock based on the closing price of our stock on the date of grant as computed in accordance with ASC Topic 718. On August 24, 2020, Mr. Grant was granted 66,448 shares of restricted stock that vest 25% upon each of the next four anniversaries of the date of grant and 75,162 Performance-Based Shares issued at target performance that may vest three years after the grant date at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 112,743, and the grant date fair value assuming the maximum level of performance achieved under Mr. Grant’s performance-based restricted stock award is $517,502. The closing price of our stock on August 24, 2020 was $4.59. On March 9, 2020, Mr. Pelrin was granted 15,560 shares of restricted stock and Mr. Regan was granted 6,600 shares of restricted stock that vest 25% upon each of the next four anniversaries of the date of grant. The closing price of our stock on March 9, 2020 was $3.69. On March 11, 2019, Mr. Pelrin was granted 31,100 shares of restricted stock and Mr. Regan was granted 13,200 shares of restricted stock. The closing price of our stock on March 11, 2019 was $7.13. For a discussion of assumptions made in the foregoing valuations, see Note 13 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 23, 2021.

(B)

Stock options granted to our named executive officers vest 25% upon each of the next four anniversaries of the date of grant. On March 9, 2020, Mr. Pelrin was issued 46,600 options and Mr. Regan was issued 19,700 options. On March 11, 2019, Mr. Pelrin was issued 93,200 options and Mr. Regan was issued 39,400 options. The per share fair value of the stock options granted were estimated at the date of grant using the Black-Scholes option pricing model. Based on this method, for 2020 and 2019, the per share weighted average fair value was $1.55 and $3.13, respectively. For a discussion of assumptions made in the foregoing valuations, see Note 13 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 23, 2021.

(C)

The material terms of the non-equity incentive plan awards, including a general description of the formula and criteria that was applied in determining the amounts paid, are described above under the heading “Description of the Short-Term Incentive Portion of the 2020 Executive Compensation Plan” and “Impact of COVID-19 and CEO Transition.”

(D)	Effective August 24, 2020, Mr. Grant joined inTEST as our President, Chief Executive Officer and director.

(E)

Effective August 6, 2020, Mr. Pelrin resigned from his position as President and Chief Executive Officer and as a director. Upon Mr. Pelrin’s separation, all 15,560 shares ($57,416) of restricted stock and 46,600 stock options ($72,230) awarded to him in 2020 were forfeited, as all were unvested. In addition, 23,325 shares ($166,307) of restricted stock and 69,900 stock options ($218,787) relating to the awards granted to him in 2019 were forfeited. The awards for 2019 and 2020 forfeited by Mr. Pelrin are included in the Stock Awards and Stock Options columns.

(1)

The amount consists of the minimum cash bonus equal to 55% of Mr. Grant’s non-prorated base salary that Mr. Grant was entitled to under the terms of his letter agreement dated July 24, 2020, as described under “Employment Agreements.”

(2)

The amount consists of the cash incentive equal to 15% of Mr. Grant’s non-prorated base salary that Mr. Grant was eligible for under the terms of his letter agreement dated July 24, 2020, as described under “Employment Agreements.”

(3)

The amounts consist of the cash incentive portion of the Executive Compensation Plans of 2020 and 2019 paid in March 2021 and 2020, respectively. See “Description of the Short-Term Incentive Portion of the 2020 Executive Compensation Plan.” The performance goals for Mr. Regan’s 2020 short incentive compensation were adjusted as described in “Impact of COVID-19 and CEO Transition.”

(4)

The amounts consist of $4,750 for matching contributions to Mr. Regan’s 401(k) plan account in both 2020 and 2019. Also consists of $5,096 of vacation buyback offered to all employees and $250 in consideration for amendments to his Change of Control agreement in 2020.

(5)

The amounts consist of $4,750 for matching contributions to Mr. Pelrin’s 401(k) plan account in both 2020 and 2019. The amounts for 2020 also consist of $100,000 in severance, $30,000 in consulting fees and $7,440 for COBRA medical accrued in 2020 per the terms of Mr. Pelrin’s separation agreement dated August 6, 2020. See “Separation Agreement.” Also consists of $250 in consideration for amendments to Mr. Pelrin’s Change of Control agreement in 2020 and $3,923 for unused sick days in 2019.

Outstanding Equity Awards at Fiscal Year-End
For the Fiscal Year Ended December 31, 2020

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Richard N. Grant, Jr.	-	-	-	-	141,610	(2)	919,035

Hugh T. Regan, Jr.	5,400	-	4.37	1/21/2026	2,375	(3)	15,414
	21,000	7,000	6.35	3/14/2027	5,450	(4)	35,370
	16,100	16,100	8.45	3/11/2028	9,900	(5)	64,251
	9,850	29,550	7.13	3/10/2029	6,600	(6)	42,834
	-	19,700	3.69	3/08/2030

James Pelrin(7)	7,200	-	4.37	1/21/2026	-		-
	25,500	-	6.35	3/14/2027	-		-
	30,450	-	8.45	3/11/2028	-		-
	23,300	-	7.13	3/10/2029	-		-

(1)	Based on the closing share price on December 31, 2020 of $6.49.
(2)

Represents the unvested portion of restricted stock that was granted on August 24, 2020 under the Third Amended and Restated 2014 Stock Plan. 66,448 shares vest in equal portions on August 24, 2021, 2022, 2023 and 2024. 75,162 shares issued at target performance that may vest on August 24, 2023, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 112,743.

(3)	Represents the unvested portion of restricted stock that was granted on March 15, 2017 under the Third Amended and Restated 2014 Stock Plan. These shares vest on March 15, 2021.
(4)

Represents the unvested portion of restricted stock that was granted on March 12, 2018 under the Third Amended and Restated 2014 Stock Plan. These shares vest in equal portions on March 12, 2021 and 2022.

(5)

Represents the unvested portion of restricted stock that was granted on March 11, 2019 under the Third Amended and Restated 2014 Stock Plan. These shares vest in equal portions on March 11, 2021, 2022 and 2023.

(6)

Represents the unvested portion of restricted stock that was granted on March 9, 2020 under the Third Amended and Restated 2014 Stock Plan. These shares vest in equal portions on March 11, 2021, 2022, 2023 and 2024.

(7)	All of Mr. Pelrin’s unvested restricted stock and options were forfeited in connection with his resignation on August 6, 2020.

Employment Agreements. Except for our current Chief Executive Officer, none of our named executive officers have employment agreements.

In connection with his appointment as our Chief Executive Officer and President, we have entered into a letter agreement with Mr. Grant, dated July 24, 2020, which provides that Mr. Grant’s employment will be on an at-will basis and that he will be entitled to an annual base salary (“Base Salary”) of $375,000 per year, subject to periodic review by the Compensation Committee. During Mr. Grant’s employment, he is eligible to participate in the Company’s annual bonus award plan. For 2020, Mr. Grant’s target bonus opportunity was 70% of the Base Salary which includes a minimum cash bonus equal to 55% of his non-prorated Base Salary. Mr. Grant was, at the discretion of the Compensation Committee, eligible to earn the remaining 15% of his non-prorated Base Salary upon the satisfaction of certain performance goals by December 31, 2020. For fiscal years 2021 and thereafter, Mr. Grant’s goals for his annual bonus award will be set forth in the Company’s executive officer compensation plan for such fiscal year and his award thereunder.

Under the terms of the letter agreement, Mr. Grant also received an initial equity award in connection with his start date on August 24, 2020 equal to (a) $650,000 (based on target performance) divided by (b) the closing price of the Company’s common stock on such date. Of that amount, $305,000 is subject to time-based vesting (the “Time-Vesting Portion”), and $345,000 is subject to performance based vesting (the “Performance-Vesting Portion”). The Time-Vesting Portion vests over four years at the rate of 25% on each anniversary of the grant date. The Performance-Vesting Portion may vest on the third anniversary of the grant date at a vesting percentage to be determined by the Compensation Committee, based on the achievement of performance criteria. Mr. Grant is also be eligible to participate in the employee benefit plans and programs (excluding severance) generally available to the Company’s senior executives and consistent with such plans and programs of the Company, including but not limited to medical, life and disability insurance, retirement, vacation/paid time off, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time.  As a condition of accepting his offer of employment, Mr. Grant also executed a Confidentiality, Non-Competition and Non-Solicitation Agreement, which includes standard restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions.

Separation Agreement. In connection with his resignation as our Chief Executive Officer and President and a director on August 6, 2020, we entered into a separation agreement (the “Separation Agreement”), with Mr. Pelrin dated August 6, 2020 pursuant to which Mr. Pelrin agreed to provide consulting services to us for three months, subject to an extension of up to an additional three months at the option of the Company, which option the Company did not exercise. The Separation Agreement entitled Mr. Pelrin to a severance benefit of $100,000. The Separation Agreement provided that, in consideration for the consulting services that Mr. Pelrin performed for the Company, we pay Mr. Pelrin a consulting fee of $500 per hour, with a guaranteed minimum of $10,000 per month during the initial three-month consulting period, and a guaranteed minimum of $5,000 per month during any optional period. In addition, under the Separation Agreement, the Company pays the cost to continue Mr. Pelrin’s participation in our standard health care benefits programs under COBRA for up to twelve months, which was estimated to cost $47,600.

Retirement Benefits. Our named executive officers are provided retirement benefits under the tax-qualified 401(k) plan provided to our other domestic employees. Our named executive officers are subject to provisions that allow participants to make contributions from their own salary on a pre-tax basis and provide a discretionary employer matching contribution not to exceed $4,750 a year. If eligible, the amount of employer contributions made to our 401(k) plans for our named executive officers for 2020 and 2019 are included in the column entitled “All Other Compensation” in the Summary Compensation Table above. We do not provide any other retirement benefits to our named executive officers.

Potential Payments upon Termination Following a Change of Control. We have Change of Control Agreements with our executive officers (the “Change of Control Agreements”). The Change of Control Agreements provide for the payment of certain benefits upon the executive officer’s separation from service by us without Cause or by the executive officer for Good Reason within two years following a Change of Control. These benefits consist of the continuation of the executive officer’s base salary and continued coverage under group benefit plans for the one year period following the separation of such executive officer’s service from the Company and payment of the variable performance based compensation that he would have earned for such one year period.

Under the Change of Control Agreements, a “Change of Control” occurs in the event of:

●	our dissolution or liquidation;
●	the sale of substantially all of our assets, except to a stockholder who as of the date of the Change of Control Agreements owned 20% or more of our stock (a “Related Person”);
●	our merger or consolidation with another company unless our stockholders own stock in that company in the same proportion that they own stock in us prior to the transaction;
●	any person or entity other than a Related Person obtains the voting control of 40% or more of our stock; or
●	our directors and those persons our directors may nominate to become our directors, cease to comprise a majority of our Board members.

Under the Change of Control Agreements, a termination for “Cause” means the executive’s termination by us because of an act of fraud upon inTEST, a violation of inTEST’s Code of Ethics, willful refusal to perform the duties assigned to him by the Board or conviction for any crime involving dishonesty or breach of trust or for any crime that is a felony or of moral turpitude.

The term “Good Reason” under the Change of Control Agreements means a material adverse change in an executive’s status, responsibilities or benefits; a failure to be nominated or elected to his current officer position; a requirement to report to anyone other than his direct report; an assignment of duties inconsistent with his current officer position; any reduction in base salary, variable component or formula for determining the variable component which would have the effect of reducing his variable component, or other reduction in compensation or benefits; or a requirement to relocate more than thirty miles from his current office.

The benefits payable under the Change of Control Agreements are subject to the release of any claims that the named executive officers may have against us pursuant to the agreements as we may request. Benefits will be reduced or eliminated to the extent that comparable benefits are received from another source. Furthermore, the benefits will be reduced to the extent that the payments would not be deductible by us (in whole or in part) under Section 280G of the Internal Revenue Code.

Also in the event of a Change of Control, all equity awards issued to our executive officers become 100% vested.

DIRECTOR COMPENSATION

In 2020, non-employee directors received an annual retainer of $25,000, the Chairperson of the Board received an additional annual retainer of $40,000. The Chairperson of each of the Committees of the Board were paid an additional annual fee as follows: the Chairperson of the Audit Committee received an additional annual fee of $20,000 and the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee each received an additional annual fee of $10,000, respectively. The members of the Committees, other than the Chairpersons, receive additional annual fees of: $10,000 for members of the Audit Committee and $5,000 for members of each of the Compensation Committee and Nominating and Corporate Governance Committee, respectively. Also, in March 2020, based upon the evaluation and recommendation of Radford, the Compensation Committee recommended, and the Board approved, the award of 9,000 shares of restricted stock to each of the non-employee directors to further align their interests with those of our stockholders. Such shares vested 25% on each of the following dates: March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 subject to certain conditions, including, but not limited to, the continued service to inTEST of the respective non-employee director through each such vesting date.

On July 29, 2020, the Compensation Committee recommended, and the Board approved, two restricted stock awards to the then newly elected director, Gerald J. Maginnis: (1) 4,500 shares of restricted stock to vest 50% on each of September 30, 2020 and December 31, 2020; and (2) a one-time new director award of 9,000 shares of restricted stock to vest 25% annually beginning on July 31, 2021. The restricted stock granted to Mr. Maginnis is subject to certain conditions, including, but not limited to, the continued service to inTEST through each vesting date.

In addition, the Company reimburses non-employee directors’ travel expenses and other costs associated with attending Board or committee meetings. The Company does not pay additional compensation to any executive officer for service as a director.

The following table sets forth the compensation earned by, or paid to, the members of our Board, who are not executive officers, for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		All Other Compensation ($)	Total ($)
Steven J. Abrams, Esq.	$50,000	(1)	$33,210	(A)	$--	$83,210
Jeffrey A. Beck	$40,000	(2)	$33,210	(A)	$--	$73,210
Joseph W. Dews IV	$80,000	(3)	$33,210	(A)	$--	$113,210
William Kraut	$24,028	(4)	$33,210	(A)	$--	$57,238
Gerald J. Maginnis	$25,972	(5)	$55,485	(B)	$--	$81,457

(A)

These amounts represent the fair market value of the award of restricted stock based on the closing price of our common stock on the date of grant of $3.69 as computed in accordance with ASC Topic 718.

(B)	This amount represents the fair market value of the award of restricted stock based on the closing price of our common stock on the date of grant of $4.11 as computed in accordance with ASC Topic 718.

(1)

Consists of $25,000 annual retainer, $10,000 for service as Chairperson of the Nominating and Corporate Governance Committee, $10,000 for service as a member of the Audit Committee, and $5,000 for service as a member of the Compensation Committee.

(2)	Consists of $25,000 annual retainer, $10,000 for service as a member of the Audit Committee, and $5,000 for service as a member of the Compensation Committee.

(3)

Consists of $25,000 annual retainer, $40,000 for service as Chairperson of the Board, $10,000 for service as Chairperson of the Compensation Committee, and $5,000 for service as a member of the Nominating and Corporate Governance Committee.

(4)

Consists of $12,014* annual retainer, $9,611* for service as Chairperson of the Audit Committee, and $2,403* for service as a member of the Nominating and Corporate Governance Committee. Mr. Kraut did not stand for reelection at the 2020 Annual Meeting of Stockholders.

(5)

Consists of $12,986* annual retainer, $10,389* for service as Chairperson of the Audit Committee, and $2,597* for service as a member of the Nominating and Corporate Governance Committee, paid after Mr. Maginnis’ election as a director on June 24, 2020.

*

The amounts marked above by an asterisk in footnotes 4 and 5 were pro-rated as a result of the Board structure and committee composition changes made following the 2020 Annual Meeting of Stockholders on June 24, 2020.

PROPOSAL 2: APPROVAL OF THE inTEST CORPORATION EMPLOYEE STOCK PURCHASE PLAN

The inTEST Corporation Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board in April 2021 subject to approval by the Company’s stockholders. The ESPP provides employees of the Company and employees of certain of the Company’s subsidiaries, namely inTEST EMS LLC, Temptronic Corporation, Ambrell Corporation, inTEST Pte. Ltd., inTEST Thermal GmbH, Ambrell BV, Ambrell Ltd. and any such affiliates as may be designated by the Compensation Committee from time to time (“Participating Affiliates”) with an opportunity to purchase common stock through accumulated payroll deductions at a discounted purchase price. If approved by stockholders, the ESPP will become effective on October 1, 2021. The Company seeks stockholder approval of the ESPP in order to qualify the ESPP and the right of participants to purchase shares under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the ESPP authorizes the purchase of shares under a non-Section 423 qualified component of the ESPP by employees of international affiliates in situations where a qualified plan creates adverse tax consequences in a particular jurisdiction.

The ESPP provides that an aggregate of up to 250,000 shares of our common stock will be available for issuance under the ESPP. The shares of our common stock purchasable under the ESPP will be shares of authorized but unissued or reacquired shares, including shares repurchased by us on the open market. If any option to purchase shares granted pursuant to the ESPP for any reason terminates without having been exercised, the shares not purchased under such purchase right again become available for issuance under the ESPP.

A copy of the ESPP is attached to this proxy statement as Appendix A. The following description of the ESPP is only a summary and is qualified by reference to the complete text of the ESPP.

Administration

The ESPP will be administered by the Board’s Compensation Committee or one or more subcommittees appointed by the Compensation Committee to administer the ESPP.

Eligibility

Generally, any person who is employed by the Company or a Participating Affiliate is eligible to participate in the ESPP , provided that the employee: (i) has at least six (6) months of service with the Company or a Participating Affiliate on the first day of the offering period (as described below), (ii) does not, together with any person whose stock would be attributed with such employee, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of the Company or any affiliate, (iii) does not reside in a country for whom such participation would result in a violation of any corporate or securities law of such country, (iv) is customarily employed by the Company or Participating Affiliates for more than five months per calendar year, and (v) is customarily employed by the Company or Participating Affiliates for more than twenty (20) hours per week. As of April 27, 2021, approximately 200 employees are eligible to participate.

Participation

Eligible employees may participate in the ESPP by completing a subscription agreement in the form provided by the Company and filing it with the Company prior to the applicable offering period or such other date as specified by the Compensation Committee. Once an eligible employee becomes a participant in an offering period by filing a subscription agreement, he or she shall automatically participate in the offering period commencing immediately following the last day of the prior offering period unless the he or she withdraws from participation in the ESPP or terminates further participation in the offering period.

Plan Characterization

The ESPP is not subject to the provisions of the Employment Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Nonassignability of Options

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will or the laws of descent and distribution.

Beneficiary

In the event of the death of a participant, the Company will deliver any shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed to the Company’s knowledge, in its sole discretion, the Company may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, to the participant’s estate.

Offering Periods

Unless and until the Compensation Committee decides otherwise, each offering period will have a duration of three months and shall commence on October 1, January 1, April 1, and July 1, of each year and each offering period shall have only one purchase period which shall run simultaneously with the offering period during which payroll deductions of the participants are accumulated. In no event shall an offering period exceed 27 months in duration or consist of more than eight purchase periods.

Purchase Price

The purchase price per share at which a share shall be sold in any offering period shall be as determined by the Compensation Committee, but no less than 85% of the fair market value of the shares on the purchase date.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is paid with payroll deductions accumulated during the applicable offering period. The deductions are made as a percentage of the participant’s compensation in 1% increments, not less than 1%, nor greater than 25%, or such lower limit set by the Compensation Committee. If payroll deductions are not permitted in a jurisdiction, participants in that jurisdiction may contribute via check or pursuant to another method approved by the Compensation Committee. Participants may increase or decrease the rate of their payroll deductions by filing with the Company a new subscription agreement changing their payroll deductions. Any such change must be submitted to the Company prior to the 15 day period (or such shorter period of time as determined by the Company) immediately preceding the next offering period for which the increase or decrease in the rate of payroll deduction is to be effective. Payroll deductions will commence on the first payday following the offering date and will end on the last payday on or prior to the last purchase date of the offering period to which the subscription agreement is applicable, unless sooner terminated by the participant. No interest accrues on the payroll deductions of a participant in the ESPP unless required by local law.

Withdrawal

Participants may cancel all (but not less than all) of their payroll deductions under the ESPP and terminate their participation in an offering period by delivering a written notice to the Company to that effect on a form provided for such purpose. A withdrawal may be elected at any time prior to the end of an offering period, or such other time period as specified by the Compensation Committee.

Further, in the Compensation Committee’s discretion and based on uniform rules and procedures it has established, a participant who withdraws from an offering period may withdraw all (but not less than all) of the payroll deferrals deducted from his or her pay and not yet used to purchase shares at any time by making an election on a form provided for such purpose. In such case, all cash credited to the participant’s account will be paid to the participant as soon as is administratively reasonable, without interest, and his or her interest in the ESPP will terminate.

A participant’s withdrawal from an offering period through a cancellation does not have an effect upon the participant’s eligibility to participate in subsequent offering periods under the ESPP by filing a new authorization for payroll deductions. However, a participant may not re-enroll in the same offering period after withdrawal.

Purchase of Stock; Exercise of Option

By executing a subscription agreement to participate in the ESPP, the participant accepts the grant of an ESPP option to purchase shares during an offering period. Shares will be purchased at a discount determined by the Compensation Committee, but no more than 15% of the fair market value of the stock on the purchase date. The number of shares purchased by a participant will be determined by dividing the amount of the participant’s total payroll deductions for the offering period accumulated prior to the purchase date by the purchase price as determined by the Compensation Committee for the applicable purchase period. Unless the participant’s participation is discontinued, each participant’s option for the purchase of shares will be exercised automatically on each purchase date at the applicable price.

No participant will be permitted to subscribe for shares under the ESPP (1) if immediately after the grant of the option, the participant would own five percent or more of the combined voting power of all classes of our stock or of any affiliate of the Company (including stock which may be purchased under the ESPP or pursuant to any other options), or (2) if and to the extent the fair market value of the shares (plus the fair market value of all rights to purchase stock under all similar stock plans of the Company or of any affiliate of the Company) would exceed $25,000 (determined as of the offering date of the offering period in which the participant is participating) for each calendar year in which an option to purchase stock under the ESPP is outstanding.

No participant will be entitled to purchase more than the maximum share amount on any single purchase date. Prior to the commencement of any offering period or prior to such time period as specified by the Compensation Committee, the Compensation Committee may, in its sole discretion, set a maximum share amount. If not otherwise set by the Compensation Committee, the maximum share amount will be 4,000 shares. If a new maximum share amount is set, then all participants must be notified of such amount prior to the commencement of the next offering period. The maximum share amount will continue to apply with respect to all succeeding purchase dates and offering periods unless revised by the Compensation Committee.

If the number of shares to be purchased on a purchase date by all participating employees exceeds the number of shares then available under the ESPP, a pro rata allocation of the available shares will be made in as equitable a manner as is practicable. Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations described above will be returned to the participant as soon as practicable after the end of the applicable purchase period, without interest unless required by local law.

Holding Period

The Compensation Committee has the authority to establish a minimum holding period for shares purchased under the ESPP.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or a Participating Affiliate, will immediately terminate the participant’s participation in the ESPP. Any payroll deductions credited to the participant’s account will be returned to the participant, or, in the case of the participant’s death, to the participant’s designated beneficiary, without interest, unless otherwise required by law.

Termination and Amendment

The ESPP will terminate ten years from approval by our stockholders, unless it is terminated earlier pursuant to its terms. The Compensation Committee may suspend or terminate the ESPP at any time. No options to purchase shares pursuant to the ESPP may be granted under the ESPP while it is suspended or after it is terminated.

The Compensation Committee may amend the ESPP at any time in any respect it deems necessary or advisable. However, subject to certain limitations, stockholder approval shall be required for any amendment of the ESPP for which stockholder approval is required by applicable law or listing requirements. In the event the Board or the Compensation Committee determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board or the Compensation Committee may, to the extent permitted under Section 423 of the Code with respect to offerings under the Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the ESPP to reduce or eliminate such accounting consequence including, but not limited to:

(a)

subject to the requirement that the purchase price per share at which a share shall be sold in any offering period be no less than 85% of the fair market value of the shares on the purchase date, altering the purchase price for any offering including an offering underway at the time of the change in purchase price;

(b)	shortening any offering period so that it ends on a new offering date, including an offering period underway at the time of the Board or Compensation Committee action;

(c)	reducing the maximum contribution a participant may elect to contribute under the ESPP; and

(d)	reducing the maximum number of shares a participant may purchase during any offering.

Adjustments upon Changes in Capitalization, Change of Control or Dissolution

Subject to any required action by the Company’s stockholders, (1) the number and type of shares covered by each outstanding option, (2) the price per share subject to each outstanding option and (3) the number and type of shares which have been authorized for issuance under the ESPP (including the maximum number in the evergreen feature) will each be proportionately adjusted for any increase or decrease in the number or kind of issued and outstanding shares resulting from a stock split, stock dividend or any other increase or decrease in the number of issued and outstanding shares of the class of our stock subject to the ESPP effected without receipt of consideration by the Company or other change in the corporate structure or capitalization affecting the class of our stock subject to the ESPP.

In the event of a change in control transaction of the Company, the ESPP will continue with regard to offering periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the successor entity’s stock on each purchase date, unless otherwise provided by the Compensation Committee. In addition, in the event that the Company effects a reorganization, recapitalization, rights offering or other increase or reduction of shares of its outstanding stock, or in the event of the Company being consolidated with or merged into any other corporation, the Compensation Committee may, in its sole discretion, also make provision for adjusting the number and type of shares which have been authorized for issuance under the ESPP, as well as the price per share of the stock covered by each outstanding option.

In the event of a dissolution or liquidation of the Company, each offering period under the ESPP then in progress will terminate immediately prior to the consummation of the dissolution or liquidation, unless otherwise provided by the Compensation Committee. In addition, in the event of a dissolution or liquidation, the Compensation Committee may terminate the ESPP as of a date fixed by the Compensation Committee and give each participant the right to purchase shares under the ESPP prior to the termination.

Committee Rules for Foreign Jurisdictions and the Non-Section 423 Qualified Component

The Compensation Committee may adopt rules or procedures relating to the operation and administration of the ESPP to accommodate the specific requirements of local laws and procedures. The Compensation Committee is specifically authorized to adopt rules and procedures regarding handling of contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local legal requirements. The Compensation Committee may also adopt rules, procedures or sub-plans applicable to particular affiliates or locations, which rules, procedures or sub-plans may be designed to be outside the scope of Section 423 of the Code. The terms of such rules, procedures or sub-plans may take precedence over other provisions of the ESPP, but unless otherwise expressly superseded by the terms of such rule, procedure or sub-plan, the provisions of the ESPP shall govern the operation of the ESPP. Employees participating in the non-Section 423 qualified component by means of rules, procedures or sub-plans adopted need not have the same rights and privileges as employees participating in the Section 423 qualified component.

Federal Income Tax Consequences

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE OF SHARES UNDER THE ESPP. IT DOES NOT DESCRIBE JURISDICTIONS OUTSIDE OF THE UNITED STATES, STATE OR OTHER TAX CONSEQUENCES OF THE PURCHASE OF SHARES UNDER THE ESPP.

The ESPP, and the right of U.S. participants to make purchases under the ESPP, is intended to qualify for the federal income tax treatment provided to employee stock purchase plans and their participants under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in a manner that depends upon the holding period of the shares. If the shares are sold or otherwise disposed of (including by gift) more than two years from the first day of the offering period and more than one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of the sale or disposition over the purchase price of the shares, or (2) the excess of the fair market value of the shares as of the first day of the offering period over the purchase price of the shares. Any additional gain or loss will be treated as long-term capital gain or loss. If the shares are sold or otherwise disposed of (including by gift) before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on the sale or disposition will be long-term or short-term capital gain or loss, depending on whether or not the disposition occurs more than one year after the date the shares are purchased. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

The amounts of future purchases under the ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the ESPP, and the per-share purchase price depends on the future value of our common stock.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the ESPP.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of securities that may be issued pursuant to our equity compensation plans (including individual compensation arrangements) as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	438,200	$6.25	1,067,979
Equity compensation plans not approved by security holders	-	-	-
Total	438,200	$6.25	1,067,979

(1)	The securities that may be issued are shares of inTEST common stock, issuable upon exercise of outstanding stock options.
(2)	The securities that remain available for future issuance are issuable pursuant to the Third Amended and Restated 2014 Stock Plan.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP was appointed as our independent registered public accounting firm ("IRPA Firm") on June 16, 2008. RSM US LLP audited our consolidated financial statements for the years ended December 31, 2020 and 2019. The Audit Committee of our Board has appointed RSM US LLP as our IRPA Firm for the year ending December 31, 2021, subject to the determination of the 2021 audit fees. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, discharge and replace RSM US LLP as our IRPA Firm, and the appointment of our IRPA Firm is not required to be submitted to a vote of the stockholders for ratification. The Audit Committee has elected to submit its appointment of RSM US LLP for ratification by stockholders. Notwithstanding the outcome of the vote by the stockholders, the Audit Committee is not bound to retain the IRPA Firm or to replace the IRPA Firm, where, in either case, after considering the outcome of the vote, the Audit Committee determines its decision regarding the IRPA Firm to be in the best interests of inTEST. Representatives of RSM US LLP will attend the Annual Meeting, and will be available to respond to questions and if they desire, make a statement.

The following table sets forth the fees billed by RSM US LLP as described below:

	2020	2019
Fee Category:
Audit Fees	$354,500	$387,000
Audit-Related Fees	15,750	36,144
Tax Fees	102,761	202,049
All Other Fees	56,521	49,095

Total Fees	$529,532	$674,288

Audit Fees: Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements for 2020 and 2019, respectively, that are included in quarterly reports during those years and services that are normally provided by our IRPA Firm in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed in each of 2020 and 2019 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services would include auditing procedures in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and auditing procedures in connection with the adoption of financial accounting and reporting standards.

Tax Fees: Consists of fees billed in each of 2020 and 2019 for tax related services including advice, preparation of returns and other tax services related to federal, state and international taxes.

All Other Fees: Consists of fees billed in each of 2020 and 2019 for all products and services provided by the principal accountant, other than those reported above.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee's policy is to pre-approve all audit and non-audit services provided by our IRPA Firm. On an ongoing basis, management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of our IRPA Firm for such services. The Audit Committee has also delegated authority to the Chairperson of the Audit Committee, and if the Chairperson of the Committee is unavailable, to any other Audit Committee member, to pre-approve permitted services. Any such pre-approval must be reported to the Audit Committee at its next meeting. The Audit Committee did not approve any services pursuant to the de minimis exception of Rule 2-01(c)(7)(i)(C) of Regulation S-X during 2020.

Recommendation of the Board

The Board recommends a vote "FOR" the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2021.

PROPOSAL 4: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are again providing our stockholders with the opportunity at the Annual Meeting to approve, on a non-binding advisory basis, the 2020 compensation of our named executive officers as disclosed in the Executive Compensation section of this proxy statement, including the Overview of the Executive Compensation Program, the Summary Compensation Table and the related tables, notes, and narratives. Currently this “say on pay” vote is conducted every year. As previously reported, the option of holding the advisory vote on the compensation of the Company’s named executive officers every year was approved on an advisory basis by a vote of the stockholders at the 2019 Annual Meeting of Stockholders. The Company’s Board considered the outcome of such advisory vote and determined to hold future stockholder advisory votes on executive compensation every year, until the Board determines that a different frequency for such votes is in the best interests of the Company’s stockholders or until the next required vote of the Company’s stockholders on the frequency of such votes.

We urge stockholders to read the discussion in this proxy statement of Executive Compensation which describes our 2020 executive compensation program principles and practices in more detail, including the Summary Compensation table and other related tables, notes and narratives, which provide detailed information about the compensation of our named executive officers.

While this proposal is an advisory vote that will be non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the compensation of our named executive officers.

The next advisory vote on the compensation of our named executive officers will take place at our Annual Meeting of Stockholders to be held in 2022.

Recommendation of the Board

The Board recommends that you vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

INFORMATION REGARDING DEADLINES AND PROCEDURES FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTORS

Under the proxy rules of the SEC, stockholders intending to submit proposals to be included in our proxy statement for our Annual Meeting of Stockholders to be held in 2022 must send their proposals to Hugh T. Regan, Jr., Secretary at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054, not later than January 29, 2022. These proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC relating to stockholder proposals (“Rule 14a-8”) in order to be considered for inclusion in our proxy statement relating to that meeting.

Under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of inTEST at the address set forth above, not later than 90 days and not earlier than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders, subject to certain exceptions. Accordingly, a notice of a stockholder proposal, submitted outside of Rule 14a-8 under the Exchange Act, or a stockholder nomination for the 2022 Annual Meeting of Stockholders will be untimely if received by inTEST's Secretary before February 23, 2022 or after March 25, 2022, unless the date of the 2022 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2021 Annual Meeting. If the date of the 2022 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary of the 2021 Annual Meeting, then notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to the date of the 2022 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The bylaws set forth various qualifications and disclosure requirements for such advance written notice of a nomination or proposal to be in proper form. A stockholder wishing to submit such a notice should review the provisions of our bylaws (which are filed with our Annual Report on Form 10-K for the year ended December 31, 2020). In general, the disclosure requirements include information about the stockholder making the nomination or proposal, information regarding the nominee or proposal, and in the case of a nomination, a certification and consent from the nominee. If a stockholder fails to comply with the time of notice procedures set forth in our Bylaws, that stockholder will not be entitled to present the proposal or nomination at the meeting. If, however, notwithstanding the requirements of the bylaws, a proposal is brought before the meeting, then under the SEC's proxy rules, the proxies inTEST solicits with respect to the 2022 Annual Meeting of Stockholders will confer discretionary voting authority on the persons so named as proxies with respect to such proposal.

ANNUAL REPORT

Our Annual Report to Stockholders (which includes our consolidated financial statements for the year ended December 31, 2020), accompanies this proxy statement. The Annual Report to Stockholders does not constitute a part of the proxy solicitation materials.

By Order of the Board of Directors, /s/ Hugh T. Regan, Jr. Hugh T. Regan, Jr. Secretary

APPENDIX A

inTEST CORPORATION

EMPLOYEE STOCK PURCHASE PLAN
(Effective as of October 1, 2021)

1.	Establishment of Plan.

1.1    inTEST Corporation (the “Company”) proposes to grant options for purchase of the Company’s Common Stock (as defined below) as determined by the Committee (as defined below) to eligible Employees (as defined below) of the Company and its Participating Affiliates (as defined below) pursuant to this inTEST Corporation Employee Stock Purchase Plan (this “Plan”).

1.2    The purpose of this Plan is to provide eligible Employees of the Company and Participating Affiliates with a convenient means of acquiring an equity interest in the Company through payroll deductions, to align the interests of such Employees with those of the Company’s stockholders, and to provide an incentive for continued employment.

1.3    This Plan is an omnibus document which includes a Section 423 Plan Component (as defined below) designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), although the Company makes no undertaking or representation to maintain such qualification. In addition, the Plan authorizes the grant of options under a Non-423 Plan Component pursuant to rules, procedures or sub-plans adopted by the Board of Directors of the Company (the “Board”) (or its designate). To the extent that the Company grants options to Employees of its Participating Affiliates under this Plan, such grants shall be made only under the Non-423 Plan Component.

1.4    The Section 423 Plan Component shall be a separate and independent plan from the Non-423 Plan Component, provided, however, that the total number of Shares (as defined below) authorized to be issued under the Plan applies in the aggregate to both the Section 423 Plan Component and the Non-423 Plan Component. Offerings under the Non-423 Plan Component may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. In the event of a conflict between the terms of the Non-423 Plan Component and the terms of this Plan, then with the exception of Sections 3, 11.2, 16 and 26 with respect to the total number of Shares available to be offered under the Plan for all sub-plans, the terms of the Non-423 Plan Component will control. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to both the Section 423 Plan Component and the Non-423 Plan Component.

1.5    All eligible Employees shall have equal rights and privileges with respect to this Plan so that the Section 423 Plan Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5). Participants participating in the Non-423 Plan Component by means of rules, procedures or sub-plans adopted pursuant to Section 21 need not have the same rights and privileges as participants participating in the Section 423 Plan Component.

2.	Definitions.

2.1    Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. In addition, this Plan uses the following defined terms:

2.2    “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Section 424(e) and (f), respectively, of the Code. With respect to the Non-423 Plan Component, a non-subsidiary can be deemed to be an Affiliate and may be designated by the Committee for participation in the Non-423 Plan Component.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Code” means the Internal Revenue Code of 1986, as amended.

2.5    “Committee” means the Compensation Committee of the Board or one or more subcommittees appointed by the Committee to administer the Plan.

2.6    “Common Stock” means the common stock of the Company, par value $0.01 per share.

2.7    “Company” means inTEST Corporation, a Delaware corporation.

2.8    “Compensation” means the definition of Compensation established by the Committee, which definition shall comply with Treasury Regulation Section 1.423-2(f).

2.9    “Director” means a member of the Board.

2.10   “Employee” means any person, including an Officer or Director, who is employed by purposes of Section 424(b)(4) of the Code by the Company or a Participating Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan. For a Non-423 Plan Component, Employee shall mean an employee of the Company or its deemed Affiliate on any other basis as determined by the Company (if required under applicable local law).

2.11    “Fair Market Value” means the value of a Share as determined as follows. If the Shares are listed on any established stock exchange or quoted on a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share as quoted on such exchange or system on the day for which the value is being determined (or if no sales were reported, the closing price on the trading date immediately preceding such date), as reported by The Wall Street Journal or such other source as the Committee deems reliable. In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be final, conclusive and binding on all persons.

2.12    “Insider Trading Policy” means the Company’s Statement of Policy Regarding Purchases and Sales of Securities by Directors, Officers and Employees, as such policy may be amended from time to time.

2.13    “Maximum Share Amount” means a maximum number of Shares which may be purchased by any Employee at any single Purchase Date.

2.14    “Non-423 Plan Component” means a component of this Plan which does not qualify under Section 423 of the Code.

2.15    “Notice Period” means the period within two (2) years from the Offering Date relating to the applicable Shares or one (1) year from the Purchase Date on which the applicable Shares were purchased.

2.16    “Offering Date” means the first business day of each Offering Period.

2.17    “Offering Period” means a period commencing and ending on those dates determined by the Committee. The Offering Periods of this Plan may be up to twenty-seven (27) months in duration and may consist of up to eight (8) Purchase Periods during which payroll deductions of the participants are accumulated under this Plan. However, unless and until determined otherwise by the Committee, each Offering Period shall have a duration of three months and shall commence on October 1, January 1, April 1, or July 1 and each Offering Period shall have only one Purchase Period which shall run simultaneously with the Offering Period. The duration and timing of Offering Periods may be changed pursuant to Section 6, Section 16 and Section 26 of this Plan, provided that no Offering Period shall exceed a period of twenty-seven (27) months.

2.18    “Officer” means a person who is an officer of the Company as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended.

2.19    “Participating Affiliates” means inTEST EMS LLC, Temptronic Corporation, Ambrell Corporation, inTEST Pte. Ltd., inTEST Thermal GmbH, Ambrell BV, Ambrell Ltd. and any such Affiliates that the Committee designates from time to time as corporations that shall participate in this Plan.

2.20    “Plan” means this inTEST Corporation Employee Stock Purchase Plan.

2.21    “Purchase Date” means the last business day of each Purchase Period.

2.22    “Purchase Period” means a period commencing and ending on those dates determined by the Committee. However, unless and until determined otherwise by the Committee, each Purchase Period shall have a duration of three (3) months and shall be coincident with an Offering Period. The duration and timing of Purchase Periods may be changed pursuant to Section 6, Section 16 and Section 26 of this Plan, provided that no Purchase Period shall exceed a period of six (6) months, other than the first purchase period commencing after adoption of this Plan.

2.23    “Purchase Right” means an option to purchase Shares granted pursuant to the Plan.

2.24    “Reserves” means the number of Shares covered by each option under this Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under this Plan, but have not yet been placed under option.

2.25    “Section 423 Plan Component” means the component of the Plan designed to qualify as an “employee stock purchase plan” under Section 423 of the Code.

2.26    “Share” means a share of Common Stock.

3.	Number of Shares.

3.1    The maximum number of Shares that will be offered under the Plan is 250,000 Shares, subject to adjustment as permitted under Section 16. For avoidance of doubt, the limitation set forth in this Section 3.1 may be used to satisfy purchases of Shares under either the Section 423 Plan Component or the Non-423 Plan Component.

3.2    If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Purchase Right shall again become available for issuance under the Plan.

3.3    The Shares purchasable under the Plan shall be shares of authorized but unissued or reacquired Shares, including shares repurchased by the Company on the open market.

4.	Administration.

4.1    This Plan shall be administered by the Committee, including (a) prescribing, amending and rescinding rules and regulations relating to the Plan; (b) prescribing forms for carrying out the provisions and purposes of the Plan; (c) construing and interpreting the Plan; (d) settling all controversies regarding the Plan; (e) suspending or terminating the Plan at any time as provided in Section 26.2; (f) amending the Plan at any time as provided in Section 26.1; (g) making all other determinations deemed necessary or advisable for the administration of the Plan, including factual determinations; and (h) exercising such powers and performing such acts as it deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent of the Plan. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. Subject to the provisions of this Plan, the Committee shall have all authority to (i) determine and change the percentage discount pursuant to Section 9, (ii) determine and change the Offering Periods and Offering Dates pursuant to Section 6, (iii) determine and change the purchase price for Shares pursuant to Section 9, (iv) prescribe minimum holding periods for the Shares issued under this Plan, and (v) prescribe, amend and rescind rules and regulations relating to this Plan. All decisions of the Committee shall be final, binding, and conclusive upon all parties. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4.2    In its rules and procedures for the administration of the Plan (including, without limitation, procedures covering any directions, elections, or other actions by Employees, and the delivery of statements and other disclosure materials to such individuals), the Committee may provide for the use of electronic communications and other media in a manner consistent with any applicable laws.

4.3    All determinations, interpretations and constructions made by the Committee in good faith shall not be subject to review by any person and shall be final, binding, and conclusive on all persons.

5.	Eligibility.

5.1    Any Employee of the Company or the Participating Affiliates is eligible to participate in an Offering Period under this Plan except the following:

(a)    Employees with less than six (6) months of service with the Company or a Participating Affiliate prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b)    Employees who, as a result of being granted an option under this Plan with respect to such Offering Period, would, together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Affiliate;

(c)    individuals who provide services to the Company or any of its Participating Affiliates as independent contractors who are reclassified as common law employees for any reason, provided that this exclusion will not apply if such individuals are considered employees for purposes of Section 423 of the Code;

(d)    Employees who reside in countries for whom such Employees’ participation in the Plan would result in a violation under any corporate or securities laws of such country of residence;

(e)    Employees whose customary employment is five (5) months per calendar year or less; and

(f)    Employees whose customary employment is twenty (20) hours or less per week.

5.2    Individuals who are not Employees of the Company or a Participating Affiliates shall not be eligible to participate in an Offering Period.

6.	Offering Dates.

6.1    The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee.

7.	Participation in this Plan.

7.1    Eligible Employees may become participants in an Offering Period under this Plan on the Offering Date, after satisfying the eligibility requirements, by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee. An eligible Employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such Employee enrolls in this Plan by delivering a subscription agreement to the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an Employee becomes a participant in an Offering Period by filing a subscription agreement, such Employee shall automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the Employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

8.	Grant of Option on Enrollment.

8.1    Enrollment by an eligible Employee in this Plan with respect to an Offering Period shall constitute the grant (as of the Offering Date) by the Company to such Employee of an option to purchase on the Purchase Date up to that number of Shares determined by a fraction, the numerator of which is the amount accumulated in such Employee’s payroll deduction account during such Purchase Period and the denominator of which is the purchase price per Share determined under Section 9, provided, however, that the number of Shares subject to any option granted pursuant to this Plan shall not exceed the maximum number of Shares set by the Committee pursuant to Section 11.2 below with respect to the applicable Purchase Date. Notwithstanding the foregoing, in the event of a change in generally accepted accounting principles which would adversely affect the accounting treatment applicable to any current Offering Period, the Committee may make such changes to the number of Shares purchased at the end of the Purchase Period or the purchase price paid as are allowable under generally accepted accounting principles and as it deems necessary in the sole discretion of the Committee to avoid or minimize adverse accounting consequences.

9.	Purchase Price.

9.1    The purchase price per Share at which a Share shall be sold in any Offering Period shall be as determined by the Committee but no less than eighty-five percent (85%) of the Fair Market Value of the Shares on the Purchase Date.

10.	Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

10.1    The purchase price of the Shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s Compensation in one percent (1%) increments, not less than one percent (1%), nor greater than twenty-five percent (25%), or such lower limit set by the Committee. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. If payroll deductions are not permitted in a jurisdiction, participants in that jurisdiction may contribute via check or pursuant to another method approved by the Committee.

10.2    A participant may increase or decrease the rate of payroll deductions at any time, with such change to be effective commencing as of the next Offering Period. Any such increase or decrease in participation level shall be made by filing with the Company a new subscription agreement changing his or her payroll deductions. Any such change must be submitted to the Company prior to the fifteen (15) day period (or such shorter period of time as determined by the Company) immediately preceding the next Offering Period for which it is to be effective.

10.3    All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions, unless required by local law. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, unless required by local law.

10.4    On each Purchase Date, for so long as this Plan remains in effect, and provided that the participant has not submitted a signed and completed a withdrawal form pursuant to Section 12 before that date, which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant, as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole and fractional Shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per Share shall be as specified in Section 9 of this Plan. In the event that this Plan has been oversubscribed, all funds not used to purchase Shares on the Purchase Date shall be returned to the participant, without interest. No Share shall be purchased on a Purchase Date on behalf of any Employee whose participation in this Plan has terminated prior to such Purchase Date.

10.5    As soon as practicable after the Purchase Date, the Company shall issue Shares for the participant’s benefit representing the Shares purchased upon exercise of his or her option.

10.6    During a participant’s lifetime, his or her option to purchase Shares hereunder is exercisable only by him or her. The participant shall have no interest or voting rights in Shares covered by his or her option until such option has been exercised and Shares have been issued to the participant.

10.7    Notwithstanding the foregoing or any other provision of the Plan to the contrary, the Purchase Rights relating to participation in the Plan shall not be given effect until such time as a registration statement covering the shares reserved under the Plan that are subject to the Purchase Rights has been filed by the Company and has become effective.

10.8    As promptly as practicable after the Purchase Date of each Purchase Period, the number of shares of Common Stock purchased by each participant shall be issued by the Company and deposited into a brokerage account established in the participant’s name with the Plan’s broker, for and on behalf of the participant, in accordance with procedures established from time to time by the Committee. The terms of such Plan broker account shall be as provided herein and at the sole discretion of the Committee; and a participant’s participation in the Plan is expressly conditioned on his or her acceptance of such terms.

10.9    Any Plan broker account established to hold a participant’s Shares shall be titled solely in the name of the participant, unless the participant is notified by the Committee (or its delegate) that the account may be titled or re-titled jointly with another person, consistent with the policies of the Plan broker and applicable law. The participant may dispose of the Shares in his or her Plan broker account, whether by sale, exchange, gift or other transfer of title, in which case applicable transaction fees may be charged.

10.10    Dividends paid in the form of cash, Shares or other non-cash consideration with respect to the Common Stock in a participant’s Plan account established under this Section 10 shall be credited to such Plan broker account. However, if a participant holding Shares in any Plan broker account is subject to United States withholding taxes on any dividends payable with respect to the Shares, all cash dividends payable on those Shares shall be paid by the Company net of the applicable United States withholding taxes on such dividends, which taxes shall be withheld by the Company and paid to the appropriate United States tax authorities.

11.	Limitations on Shares to be Purchased.

11.1    No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Affiliate, exceeds $25,000 in Fair Market Value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the Employee participates in this Plan. The Company shall have the authority to take all necessary action, including but not limited to, suspending the payroll deductions of any participant, in order to ensure compliance with this Section.

11.2    No participant shall be entitled to purchase more than the Maximum Share Amount on any single Purchase Date. Prior to the commencement of any Offering Period or prior to such time period as specified by the Committee, the Committee may, in its sole discretion, set a Maximum Share Amount. If the Committee does not set a Maximum Share Amount, the Maximum Share Amount shall be 4,000 Shares. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

11.3    If the number of Shares to be purchased on a Purchase Date by all Employees participating in this Plan exceeds the number of Shares then available for issuance under this Plan, then the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of Shares to be purchased under a participant’s option to each participant affected.

11.4    Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest unless required by local law.

12.	Withdrawal.

12.1    A participant may cancel all (but not less than all) of his or her payroll deductions under the Plan and terminate his or her participation in an Offering Period by delivering a written notice to the Company to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

12.2    In the Committee’s discretion, based on uniform rules and procedures established from time to time by the Committee, a participant who withdraws from an Offering Period under Section 12.1 may withdraw all (but not less than all) of the payroll deferrals deducted from his or her pay and not yet used to purchase Shares at any time by making an election on a form provided for such purpose. In such case, all cash credited to the participant’s Plan account shall be paid to the participant as soon as is administratively reasonable, without interest, and his or her interest in this Plan shall terminate.

12.3    In the event a participant voluntarily elects to withdraw from this Plan through a cancellation under Section 12.1, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 above for initial participation in this Plan.

13.	Beneficiary.

13.1    In the event of the death of a participant, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, to the participant’s estate.

14.	Termination of Employment.

14.1    Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible Employee of the Company or of a Participating Affiliate, shall immediately terminate his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account shall be returned to him or her or, in the case of his or her death, to his or her beneficiary determined under Section 13. For purposes of this Section 14, an Employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Affiliate in the case of sick leave, military leave, or any other leave of absence approved by the Board or Committee, provided, however that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. Whether and when employment is deemed terminated for purposes of this Plan shall be determined by the Committee in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

15.	Return of Payroll Deductions.

15.1    In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise prior to the withdrawal deadline established by the Committee, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan, unless required by local law. In the event a participant dies with payroll deductions having been accumulated to purchase Shares at the next Purchase Date, and the Committee receives notice of such death prior to the withdrawal deadline established by the Committee, the Company shall deliver to the participant’s beneficiary determined under Section 13 all payroll deductions credited to such participant’s account.

16.	Capital Changes.

16.1    Subject to any required action by the stockholders of the Company, the Reserves, as well as the price per Share covered by each option under this Plan which has not yet been exercised, and limits on the number of Shares that may be purchased by an Employee, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split or the payment of a stock dividend (but only on the Shares), any other increase or decrease in the number of issued and outstanding Shares effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Company’s present Shares, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

16.2    In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase Shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than fifty percent (50%) of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and Shares shall be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, unless otherwise provided by the Committee.

16.3    The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, and limits on the number of Shares that may be purchased by an Employee, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding Shares, or in the event of the Company being consolidated with or merged into any other corporation.

17.	Nonassignability.

17.1    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

18.	Reports.

18.1    Individual accounts shall be maintained for each participant in this Plan. Each participant shall receive, as soon as practicable after the end of each Purchase Period, a report in written or electronic form of his or her account setting forth the total payroll deductions accumulated, the number of Shares purchased, and the per Share price thereof.

19.	Notice of Disposition.

19.1    Each participant shall notify the Company in writing if the participant disposes of any of the Shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing Shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the Shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

20.	No Rights to Continued Employment.

20.1    An Employee’s employment with the Company or an Affiliate is not for any specified term and may be terminated by such Employee or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Plan or any covenant of good faith and fair dealing that may be found implicit in this Plan shall (i) confer upon any Employee any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Plan unless such right or benefit has specifically accrued under the terms of this Plan; or (iv) deprive the Company of the right to terminate the Employee at will.

20.2    The right to continue participation in this Plan is conditioned on a participant’s continuing as an Employee at the will of the Company or an Affiliate and the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses at any time or from time to time, as it deems appropriate (a “reorganization”). Such a reorganization could result in the termination of a participant’s relationship as an Employee or the termination of the participant’s employer’s status as a Participating Affiliate and the loss of benefits available to the participant under this Plan.

21.	Committee Rules for Foreign Jurisdictions and the Non-423 Plan Component.

21.1    The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local legal requirements.

21.2    The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations, which rules, procedures or sub-plans may be designed to be outside the scope of Code Section 423. The terms of such rules, procedures or sub-plans may take precedence over other provisions of this Plan, but unless otherwise expressly superseded by the terms of such rule, procedure or sub-plan, the provisions of this Plan shall govern the operation of the Plan. To the extent inconsistent with the requirements of Code Section 423, such rules, procedures or sub-plans shall be considered part of the Non-423 Plan Component, and the options granted thereunder shall not be considered to comply with Code Section 423.

21.3    Employees participating in the Non-423 Plan Component by means of rules, procedures or sub-plans adopted pursuant to Section 15 need not have the same rights and privileges as Employees participating in the Section 423 Plan Component.

22.	Notices.

22.1    All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. To the extent permitted by applicable law and in the discretion of the Committee, a participant may submit any form or notice as set forth herein by means of an electronic form approved by the Committee.

23.	Term; Stockholder Approval.

23.1    This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of Shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Committee (which termination may be effected at any time), (b) issuance of all of the Shares available for issuance under this Plan, or (c) ten (10) years from the approval of this Plan by the stockholders.

24.	Conditions Upon Issuance of Shares; Limitation on Sale of Shares.

24.1    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

25.	Applicable Law.

25.1    The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

26.	Amendment or Termination.

26.1    The Committee may amend the Plan at any time in any respect the Committee deems necessary or advisable. However, except as provided in Section 16 relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of Shares available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become participants and receive Purchase Rights under the Plan, (iii) materially increases the benefits accruing to participants under the Plan or materially reduces the price at which Shares may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan.

26.2    The Committee may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

26.3    Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan shall not be impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.

26.4    In the event the Board or the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or the Committee may, to the extent permitted under Section 423 of the Code with respect to Offerings under the Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)    subject to Section 9.1, altering the purchase price for any Offering including an Offering underway at the time of the change in purchase price;

(b)    shortening any Offering Period so that the Offering Period ends on a new Offering Date, including an Offering Period underway at the time of the Board or Committee action; and

(c)    reducing the maximum contribution a participant may elect to contribute under the Plan; and

(d)    reducing the maximum number of Shares a participant may purchase during any Offering.

Unless otherwise required by Section 26.1, such modifications or amendments shall not require stockholder approval or the consent of any participant.

27.	Tax Obligations.

27.1    To the extent any (i) grant of an option to purchase Shares, (ii) purchase of Shares, or (iii) disposition of Shares purchased under the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction) the Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an Employee’s current compensation, cash payments to the Company or another Participating Affiliate by an Employee, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company.

28.	Insider Trading Restrictions/Market Abuse Laws

28.1    Each participant is subject to the Insider Trading Policy. Each participant may also be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the participant’s country, which may affect such participant’s ability to directly or indirectly, for him or herself or for a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times as such participant is considered to have “inside information” regarding the Company or (as defined by the laws in the applicable jurisdiction) or the trade in Shares. Any restrictions under these laws or regulations may be separate and in addition to any restrictions that are imposed by the Insider Trading Policy.  It shall be each participant’s responsibility to comply with any applicable restrictions, and each participant should speak with the Company or a personal advisor on this matter.

As approved by stockholders on [       ]

inTEST Corporation

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A Proposals

The Board of Directors recommends a vote FOR each of the nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominees:	For	Withhold		For	Withhold		For	Withhold
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Proxy — inTEST Corporation

ANNUAL MEETING OF STOCKHOLDERS
JUNE 23, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF inTEST CORPORATION.

The undersigned, revoking any contrary proxy previously given, hereby appoints Richard N. Grant, Jr. and Hugh T. Regan, Jr. (the "Proxies"), and each of them, jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Stockholders of inTEST Corporation to be held June 23, 2021 (the "Annual Meeting"), and at any postponement or adjournment thereof, and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of inTEST Corporation held of record by the undersigned on April 27, 2021 with all the powers and authority the undersigned would possess if personally present. The undersigned confers discretionary authority by this proxy as to matters which may properly come before the Annual Meeting, or any postponement or adjournment thereof, including matters which are not timely made known to inTEST Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

The undersigned hereby acknowledges receipt of the proxy statement relating to the foregoing matters.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, UNLESS VOTING BY TELEPHONE OR INTERNET.

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